EXHIBIT 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) dated as of December 14, 2022 (the “Effective Date”) among HARROW HEALTH, INC., a Delaware corporation (“Parent”), HARROW EYE, LLC, a Delaware limited liability company (“Harrow Eye”), HARROW IP, LLC, a Delaware limited liability company (“Harrow IP” and, together with Parent and Harrow Eye, individually and collectively, “Borrower”), each entity from time to time identified as a “Guarantor” hereto, including, each entity identified on the signature pages hereof as of the Effective Date or that joins this Agreement pursuant to Section 6.10 as a “Guarantor” from time to time thereafter (each such entity, individually a “Guarantor” and, collectively, “Guarantors”), the financial institutions listed on Schedule 1.1 hereof or otherwise party hereto from time to time pursuant to Section 13.1 (collectively, the “Lenders” and, each individually, a “Lender”), and B. RILEY COMMERCIAL CAPITAL, LLC, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1. DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.3 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meanings given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP (unless otherwise provided herein) and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Administrative Agent”	Preamble
“Administrative Agent Collateral Report”	Exhibit B, Section 5
“Agreement”	Preamble
“Borrower”	Preamble
“Claims”	Section 13.2
“Communication”	Section 10
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Eligible Assignee”	Section 13.1
“Event of Default”	Section 8
“Guarantor” and “Guarantors”	Preamble

“Harrow Eye”	Preamble
“Harrow IP”	Preamble
“Indemnified Person”	Section 13.2
“Interest Rate”	Section 2.3(a)
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 13.1
“Make-Whole Amount”	Section 2.4(b)
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Parent”	Preamble
“Patriot Act”	Section 13.15
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Term Loan”	Section 2.2(a)
“Termination Date”	Exhibit B, Section 8
“Transfer”	Section 7.1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“2021 Indenture” refers to that certain Indenture, dated as of April 20, 2021, between the Parent and U.S. Bank, National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 20, 2021 (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof).

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to a Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and controlling members.

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation, or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Businesses” means, at any time, a collective reference to the businesses operated by Parent and its Subsidiaries at such time.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue, and (d) money market funds at least 90% of the investments of which consist of securities identified in clause (a), (b) or (c).

“Change of Control” means (a) any person or group of persons within the meaning of § 13(d) of the Securities Exchange Act of 1934 (excluding any employee benefit plan of such person, and any person or entity acting in its capacity as trustee, agent or fiduciary or administrator of any such plan) becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding Equity Interests of Parent; or (b) during the term of this Agreement, a majority of the members of the board of directors of Borrower ceases to be composed of individuals (i) who were members of such board on the Effective Date, (ii) whose election or nomination to such board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such board or (iii) whose election or nomination to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such board; or (c) Parent shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of each of its Subsidiaries (other than Visionology); or (d) Parent shall cease to, directly or indirectly, own and control 64% of each class of the outstanding Equity Interests of Visionology; (e) Visionology, Inc. ceases to directly own and control 100% of each class of the outstanding Equity Interests of each of its Subsidiaries; or (f) a “Change of Control” shall occur under any document governing Subordinated Debt; or (g) a “Change of Control” shall occur under any document in respect of any preferred Equity Interests or any Disqualified Equity Interests.

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“Closing Date” means the date on which the Term Loan is funded hereunder.

“Closing Date Acquisition” means the acquisition by Borrower of the Transferred Assets (defined and identified in the Closing Date Acquisition Agreement).

“Closing Date Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of December 13, 2022, among Parent, Harrow Eye, Harrow IP, Novartis Technology LLC and Novartis Innovative Therapies AG, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Closing Date Acquisition Collateral Assignment Agreement” means that certain Collateral Assignment Agreement, dated as of the Effective Date, among Parent, Harrow Eye, Harrow IP and Administrative Agent, as amended, restated, supplemented, or otherwise modified from time to time.

“Closing Date Acquisition Documents” means, individually and collectively, the Closing Date Acquisition Agreement, each of the agreements executed and delivered from time to time in connection therewith, including, without limitation, the Transition Distribution and Supply Agreement, the License Agreement, the Patent Assignment Agreement and the other documents identified as being executed thereunder and referred to therein, each as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Closing Date Acquisition Intellectual Property” means all rights in and to “Product IP,” including all “Transferred IP” and all licenses to “Licensed IP” (as such terms are defined in the Closing Date Acquisition Agreement), acquired by Borrower under the Closing Date Acquisition Agreement and any and all other Intellectual Property acquired by Borrower in connection with the Closing Date Acquisition, whether before or after the Closing Date.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

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“Collateral” is any and all properties, rights and assets of a Loan Party described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by any Loan Party at any time.

“Commitment Percentage” is set forth in Schedule 1.1 hereto, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Stock Offering” means the issuance of common stock of Parent resulting in aggregate gross proceeds of not less than Twenty-Five Million Dollars ($25,000,000) pursuant to an effective registration statement on Form S-3 with the SEC on terms and conditions reasonably acceptable to Administrative Agent.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.

“Computation Period” means each period of four consecutive fiscal quarters ending on the last day of such fiscal quarter.

“Consolidated Capital Expenditures” means, for any period, for Parent and its Subsidiaries on a consolidated basis, all expenditures that are (or would be required to be) set forth in the investing activities section of their consolidated statement of cash flows for such period, prepared in accordance with GAAP, and expenditures in connection with the acquisition of in-process research and development.

“Consolidated EBITDA” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period, plus (b) the following (without duplication) to the extent deducted in calculating Consolidated Net Income, (i) Consolidated Interest Expense, (ii) federal, state and local taxes payable for such period, (iii) depreciation and amortization expense for such period, (iv) stock-based compensation and expenses, (v) cash expenses recorded in respect of acquired in-process research and development, and (vi) other losses recorded in the non-operating section of the statement of operations of Parent and its Subsidiaries consistent with past practices and the Management Model, minus (c) to the extent included in determining Consolidated Net Income, (i) interest income, (ii) income tax credits and refunds, and (iii) other gains recorded in the non-operating section of the statement of operations of Parent and its Subsidiaries consistent with past practices and the Management Model. Notwithstanding anything to the contrary set forth in this Agreement, for each calendar quarter ending on the date set forth in the table below, Consolidated EBITDA for such calendar quarter shall be deemed to be the amount set forth opposite such date:

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Calendar Quarter End Date	Consolidated EBITDA
September 30, 2022	***
June 30, 2022	***
March 31, 2022	***
December 31, 2021	***

In addition, for the calendar quarter ending December 31, 2022 and each calendar quarter ending thereafter and prior to the Closing Date, Consolidated EBITDA shall be determined based on Parent and its Subsidiaries Consolidated EBITDA for the period then ended, adjusted to give credit to the earnings before interest, taxes, depreciation and amortization derived from the assets to be acquired under the Closing Date Acquisition Agreement, determined in a manner consistent with the adjustments made to determine the above noted deemed Consolidated EBITDA numbers, which shall be acceptable to Administrative Agent in its reasonable discretion. Parent shall deliver to Administrative Agent a reasonably detailed calculation of such Consolidated EBITDA and proposed adjustments at least five (5) Business Days (or such shorter period as agreed to by Administrative Agent in writing) prior to the date of any delivery of the Compliance Certificate or other certificate in which Consolidated EBITDA is used for any purpose.

“Consolidated Excess Cash Flow” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period, minus (b) Consolidated Capital Expenditures for such period (other than those financed with non-revolving Indebtedness) or reasonably expected in good faith by Parent to be made during the period of four consecutive fiscal quarters of Parent following the end of such period; provided that, (i) Borrower shall deliver to Administrative Agent in writing a reasonably detailed description of and timing for such anticipated expenditures and amounts therefor and such additional information as Administrative Agent may reasonably request, (ii) with respect to any anticipated acquisition of Equity Interests, strategic assets or a line of business of a Person, Borrower shall have entered into a letter of intent, term sheet or similar agreement with an unaffiliated third party and (iii) to the extent the aggregate amount of cash actually utilized to finance such anticipated expenditures during such period is less than the amount so subtracted for such expense, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such period of four consecutive fiscal quarters, minus (c) the cash portion of Consolidated Interest Expense for such period, minus (d) cash taxes paid during such period, minus (e) Consolidated Scheduled Funded Debt Payments during such period, minus (f) the sum of (i) voluntary prepayments made under the Term Loan pursuant to Section 2.6 hereof during such period and (ii) mandatory repayments made under the Term Loan pursuant to Section 2.7(c) or (d) hereof during such period, minus (g) to the extent included in determining Consolidated EBITDA for such period and without duplication, non-cash gains during such period, minus (h) to the extent added to Consolidated Net Income in determining Consolidated EBITDA for such period and without duplication, extraordinary losses for such period, minus (i) to the extent included in determining Consolidated EBITDA for such period pursuant to clause (b)(v) of the definition thereof, cash expenses recorded in respect of acquired in-process research and development during such period, minus (j) to the extent included in determining Consolidated EBITDA pursuant to clause (b)(vi) of the definition thereof during such period and without duplication, other cash losses recorded in the non-operating section of the statement of operations of Parent and its Subsidiaries during such period, minus (k) increases in Net Working Capital for such period, plus (l) decreases in Net Working Capital for such period, plus (m) to the extent included in determining Consolidated EBITDA as a deduct during such period under clause (c)(iii) of the definition thereof, cash gains recorded in the non-operating section of the statement of operations of Parent and its Subsidiaries during such period.

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“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Computation Period, to (b) Consolidated Fixed Charges for the most recently completed Computation Period.

“Consolidated Fixed Charges” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Expense for such period, plus (b) Consolidated Scheduled Funded Debt Payments for such period. For purposes of determining compliance with the Consolidated Fixed Charge Coverage Ratio prior to the first anniversary of the Closing Date, the Term Loans will be deemed funded on the first day of the applicable Computation Period and all interest will be deemed paid in cash on the applicable dates set forth herein and all scheduled amortization payments will be deemed paid on the applicable dates set forth herein.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to Parent and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) the outstanding principal amount of all obligations for borrowed money (including Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) non-contingent obligations under issued and outstanding letters of credit (including standby and commercial), and bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business which are not more than 90 days past the stated due date); (d) all purchase money Indebtedness; (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the date that is ninety-one (91) days following the Stated Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (f) above of another Person; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Expense” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the implied interest component of Synthetic Lease Obligations with respect to such period.

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“Consolidated Net Income” means, for any period, for Parent and its Subsidiaries on a consolidated basis, net income (or loss) for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that Parent’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to such Loan Party or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Loan Parties as described in clause (b) of this proviso).

“Consolidated Scheduled Funded Debt Payments” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness, and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Sections 2.6 or 2.7.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement or contract.

“Control Agreement” is any control agreement entered into among the depository institution at which any Loan Party maintains a Deposit Account (other than an Excluded Account) or the securities intermediary or commodity intermediary at which any Loan Party maintains a Securities Account or a Commodity Account (other than an Excluded Account), such Loan Party, and Administrative Agent pursuant to which Administrative Agent, for the benefit of the Lenders, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Disqualified Equity Interests” means any Equity Interests requiring Parent or its Subsidiaries to, directly or indirectly, pay any dividends or distributions on, or purchase, redeem or retire, such Equity Interests (other than solely for Equity Interests that are not Disqualified Equity Interests), in each case, prior to the date that is ninety-one (91) days after Stated Maturity Date, or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Equity Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Parent or any of its Subsidiaries (but excluding Equity Interests that are not Disqualified Equity Interests), in each case, prior to the date that is ninety-one (91) days after the Stated Maturity Date; provided that (a) the maturity or mandatory redemption of Equity Interests as a result of a change of control or asset sale shall not cause such Equity Interests to be Disqualified Equity Interests so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the Payment in Full of the Obligations, and (b) if, such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable Governmental Authority.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“EEA Financial Institution” means(a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engagement Letter” means that certain Engagement Letter between Parent and B. Riley Securities, Inc., dated as of December 1, 2022, as amended, restated, supplemented or otherwise modified from time to time.

“Environmental, Health and Safety Laws” means all Laws, Permits and Contracts with Governmental Authorities relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), as amended, 42 U.S.C. §9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §1804 et seq., the Occupational Safety and Health Act of 1970, as amended, the regulations promulgated thereunder, and any similar Law and other requirements having the force or effect of a Law, and all Orders issued or promulgated thereunder, and all related common law theories.

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“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any marketable security or other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Account” means (a) Collateral Accounts of any Loan Party or any of its Subsidiaries used exclusively for payroll, payroll taxes and other employee wage and benefit payments, and (b) Collateral Accounts containing not more than Five Hundred Thousand Dollars ($500,000) individually and One Million Dollars ($1,000,000) in the aggregate at any time, which Excluded Accounts are identified to Administrative Agent by Borrower as such in on Schedule 1.2 hereto or on any Compliance Certificate.

“Excluded Subsidiary” shall mean (a) any Subsidiary of Parent that, as of the date of the financial statements most recently delivered pursuant to Section 6.2(a)(i) or (a)(ii) hereof, (a) (i) for the trailing twelve month period ended on the date of fiscal quarter or fiscal year then ended does not generate revenue in excess of 5% of the consolidated revenue of the Loan Parties or (ii) does not owns assets (other than intercompany accounts receivables) the fair market value of which is in excess than 5% of the fair market value of the total assets of the Loan Parties; provided, that a Subsidiary shall not constitute an “Excluded Subsidiary” if the revenue or assets of such Subsidiary, taken together with the consolidated total revenue or consolidated total assets of all other Excluded Subsidiaries, pursuant to this clause (a), would exceed 5% of the consolidated total revenue or consolidated total assets of the Loan Parties; (b) any Subsidiary that is prohibited by applicable Law or contractual obligations existing on the Effective Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Obligations or if Guaranteeing the Obligations would require governmental (including regulatory) or third party consent, unless such consent has been obtained after using commercially reasonable best efforts to so obtain, and (c) any other Subsidiary with respect to which, (i) Guaranteeing the Obligations would result in any material adverse tax consequences (as reasonably determined by the Borrower and the Administrative Agent) or (ii) the cost of providing a Guarantee of the Obligations shall be excessive in view of the practical benefits to be obtained by the Lenders therefrom (as reasonably determined by the Borrower and the Administrative Agent). Notwithstanding the foregoing, (i) no Borrower may be designated as an Excluded Subsidiary, (ii) no Guarantor party to this Agreement as of the Effective Date may be designated as an Excluded Subsidiary, (iii) no other Guarantor shall be designated as an Excluded Subsidiary until such time as Borrower designates in writing to the Administrative Agent to the Administrative Agent’s reasonable satisfaction that such Guarantor is an “Excluded Subsidiary”, (iv) no newly formed Subsidiary or newly acquired Subsidiary shall be designated as an Excluded Subsidiary until such time as Borrower designates in writing to the Administrative Agent to the Administrative Agent’s reasonable satisfaction that such Guarantor is an “Excluded Subsidiary”, (v) no Excluded Subsidiary may own any of the Equity Interests of a Loan Party, and (vi) no Excluded Subsidiary may own any Intellectual Property material to the businesses of the Loan Parties or the Businesses. As of the Effective Date and as of the Closing Date there shall be no Excluded Subsidiaries other than Mayfield Pharmaceuticals, Inc., Park Compounding, Inc., Radley Pharmaceuticals, Inc., Stowe Pharmaceuticals, Inc., Radley Pharma Equity, LLC, Mayfield Pharma Equity, LLC, Stowe Pharma Equity, LLC, Surface Pharma Equity, LLC, Melt Pharma Equity, LLC and Eton Pharma Equity, LLC, each of which satisfies the conditions set forth above in clause (a) as a “Excluded Subsidiary” as of the Effective Date and shall be included therein for all purposes of the calculations made under clause (a) so long as such entities constitute an “Excluded Subsidiary”. An Excluded Subsidiary (including those Excluded Subsidiaries identified in the immediately preceding sentence) shall automatically cease to be an Excluded Subsidiary if such Subsidiary ceases to satisfy the definition hereof, and the Loan Parties shall take all steps required under Section 6.10, in the Pledge Agreement and elsewhere in this Agreement as if such Subsidiary is a New Subsidiary.

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“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation incurred after the Effective Date, if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 12.8 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Administrative Agent, imminently threatens the ability of Administrative Agent to realize upon any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Administrative Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing Sections 1471 through 1474 of the Internal Revenue Code.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“FDCA” means the United States Food Drug and Cosmetic Act.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicare Advantage, state Medicaid programs, state Medicaid waiver programs, state CHIP programs, managed Medicaid, TRICARE and state and local social services programs.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state thereof or the District of Columbia.

“Funding Date” is any date on which a Term Loan is made to or on account of Borrower, which shall be a Business Day.

“GAAP” is accounting principles generally accepted in the United States of America as set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

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“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to, if a fixed and determined amount, the amount of the obligation so guaranteed or otherwise supported, or, if not a fixed and determined amount, the maximum reasonably anticipated liability in respect thereof, as determined by a Responsible Officer of the guaranteeing Person in good faith in accordance with GAAP. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” is any Person providing a Guaranty in favor of Administrative Agent for the benefit of the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations and includes Section 12 hereof, as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following: (a) all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (d) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business which are not more than 90 days past the stated due date); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness; (g) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the date that is ninety-one (91) days after the Stated Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Guarantees of such Person in respect of any of the foregoing; and (i) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness expressly provides such Indebtedness is non-recourse to such Person.

“Insolvency Proceeding” is any proceeding by or against any Person under any Debtor Relief Law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all right, title and interest in and to all intellectual property of every kind and nature however denominated, throughout the world, including the following:

(a) Copyrights, Trademarks and Patents;

(b) any and all confidential and/or proprietary information, trade secrets and trade secret rights, including, without limitation, any rights to (i) any and all unpatented inventions, know-how, and operating manuals; (ii) any and all commercial information, including, without limitation, any rights to marketing, advertising, and promotional and similar information, including sales and customer information; (iii) any and all information relating to drug substances and pharmaceutical products, including, without limitation, any rights to clinical and technical matters, such as therapeutic uses for approved indications, drug-disease information, and other product characteristics; (iv) any and all books, record, files, and other documentation related to drug substances and pharmaceutical products; and (v) any and all dossiers containing the know-how used to obtain and maintain new drug applications or other regulatory approvals for drug substances and pharmaceutical products (and any and all intellectual property rights in and to the foregoing);

(c) any and all rights in and to websites, software, including source code, and database rights;

(d) any and all design rights, publicity rights, and moral rights;

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(e) any and all claims for damages by way of past, present and future infringement, misuse, misappropriation, dilution, or other violation of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages;

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) all licenses, sublicenses or other contracts under which rights in any of the foregoing are granted.

“Interest Payment Date” means the last day of each calendar quarter and the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person. For purposes of covenant compliance, the amount of any Investment shall be determined as of the date such Investment is made and shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of the underlying Investment) and shall be reduced by the amount of any cash dividend, distribution, interest payment, return of capital, repayment or other amount (which such other amount shall not constitute Indebtedness) actually received, in any of the foregoing cases, in cash by Parent or a Subsidiary in respect of such Investment. Notwithstanding the foregoing, if Parent or any Subsidiary makes a subsequent Investment in any Person following any reduction noted above, such subsequent Investment shall constitute an Investment in the amount thereof for covenant compliance purposes.

“IP Security Agreement” means (a) that certain Intellectual Property Security Agreement executed and delivered by each Loan Party to Administrative Agent and dated as of the Effective Date, (b) that certain Intellectual Property Security Agreement executed and delivered by each Loan Party to Administrative Agent and dated as of the Closing Date, and (c) any other intellectual property security agreement entered into under this Agreement; each as may be amended, restated, supplemented, or otherwise modified from time to time.

“Key Person” is (a) the Chief Executive Officer of Parent and Borrower, who is Mark L. Baum as of the Effective Date, and (b) the Chief Financial Officer of Parent and Borrower, who is Andrew R. Boll as of the Effective Date.

“Knowledge” means to the “best of” the applicable Loan Party’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

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“Laws” means, collectively, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, and all other reasonable costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees), incurred by Administrative Agent or its Related Persons in connection with the preparation, negotiation, administration or amendment of or, subject to clause (b) hereof, enforcement of this Agreement and the other Loan Documents, and (b) all fees, costs and expenses (including attorney’s fees and expenses) of the Administrative Agent, its Related Persons, each Lender and its Related Persons, in each case, incurred following an Event of Default in connection with the collection of the Obligations and the enforcement this Agreement and the other Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings, or the refinancing or restructuring of the Obligations).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Notes, the Pledge Agreement, each IP Security Agreement, the Perfection Certificates, each Control Agreement, each Compliance Certificate, each Loan Payment Request Form, the Closing Date Acquisition Collateral Assignment Agreement and each other collateral assignment of acquisition documents, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Administrative Agent in connection with this Agreement; all as amended, restated, supplemented, or otherwise modified from time to time.

“Loan Party” means any one of the Borrower, each Guarantor and each other Person who is or shall become primarily or secondarily liable for any of the Obligations; and
“Loan Parties” means all such Persons.

“Loan Party’s Books” are any Loan Party’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding such Loan Party or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit C.

“Management Model” means the last management model delivered to the Administrative Agent on December 10, 2022.

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“Material Adverse Change” is (a) a material adverse change in or effect on the business, operations or financial condition of the Loan Parties (taken as a whole); (b) a material impairment of (i) the ability of the Loan Parties (taken as a whole) to repay any portion of the Obligations or (ii) the legality, validity or enforceability of any Loan Document; or (c) a material adverse effect on the Collateral that is not the result of the Administrative Agent’s or the Lender’s action or inaction with respect to the Collateral; or (d) a material adverse effect on the validity, perfection or priority of Administrative Agent’s Lien on the Collateral that is not the result of Administrative Agent’s or the Lenders’ action or inaction in connection with filings made or not made with respect to the Collateral.

“Material Agreement” means any of (a) the Closing Date Acquisition Agreement or any other Closing Date Acquisition Document, (b) the 2021 Indenture or (c) any license, agreement or other contractual arrangement with a Person or Governmental Authority whereby any Loan Party or any of its Subsidiaries is reasonably likely to be required to pay or transfer, either in-kind or in cash, prior to the Stated Maturity Date, assets or property valued (book or market) at more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate, or any license, agreement or other contractual arrangement conveying rights in or to any Intellectual Property necessary to make, use or sell any Inventory, products or services of any Loan Party or any Subsidiary or is otherwise material to its Businesses, the breach or termination of which would be adverse to the business of the Loan Parties.

“Maturity Date” means the Stated Maturity Date or such earlier date if the Obligations are accelerated hereunder pursuant to the terms hereof; provided that, in each case, if such date is not a Business Day, the applicable Maturity Date shall be the immediately preceding Business Day.

“Medical Product Regulator” means the FDA or a comparable foreign Governmental Authority that regulates medical products.

“Medical Products” means any products manufactured, marketed or distributed that require regulated by the FDA under the FDCA.

“Net Proceeds” means, as of the date of determination, the aggregate gross proceeds received net of (a) underwriting commissions and discounts and (b) the reasonable direct legal and accounting costs fees and expenses incurred by any Loan Party.

“Net Working Capital” means, at any date, (a) the consolidated current assets of Parent and its Subsidiaries as of such date (excluding cash and Cash Equivalents) which may be properly classified as current assets on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP, minus (b) the consolidated current liabilities of Parent and its Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and current and deferred Taxes) properly classified as current liabilities on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP. Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

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“Note” means a term note substantially in the form of Exhibit E attached hereto; and “Notes” means, collectively all such Notes.

“Note Offering” means the issuance of unsecured notes by Parent with B. Riley Securities, Inc. acting as underwriter and left lead bookrunner and pursuant to an effective registration statement on Form S-3 with the SEC on terms and conditions reasonably acceptable to Administrative Agent.

“Obligations” means any and all obligations, liabilities and indebtedness of each Loan Party to Administrative Agent or any Lender of any and every kind and nature, arising under any of the Loan Documents howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, including interest and fees that accrue after the commencement by or against Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, whether primary, secondary, direct, indirect, absolute, contingent or otherwise, whether several, joint or joint and several. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest (including, the Make-Whole Amount), letter of credit commissions, charges, expenses, fees (including the Prepayment Fee), indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of Borrower.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Authority or arbitrator and guidelines issued by any Governmental Authority administering any Environmental Health and Safety Law.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

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“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. As used herein, “Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Paid in Full” or “Payment in Full” means, with respect to the Obligations, (a) the irrevocable payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), (b) the termination or expiration of all Term Loan Commitments and (c) the termination of this Agreement and the other Loan Documents (other than with respect to any provisions that expressly survive the termination thereof).

“Patents” means all rights in and to inventions and discoveries, patents, patent applications and like protections including without limitation all national (including the United States) and multinational statutory invention registrations, industrial designs, industrial models, improvements, provisional applications, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part, patents subjected to inter partes review or supplemental examination, and all similar rights provided by multinational treaties or conventions.

“Permits” means all permits, including laboratory permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Indebtedness” is:

(a) each Loan Party’s Indebtedness to the Lenders and Administrative Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Schedule 1.4 hereto;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors in the ordinary course of business that is not past due more than 90 days and unsecured Indebtedness in connection with credit cards incurred in the ordinary course of business;

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Parent or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed One Million Dollars ($1,000,000) for the capitalized lease obligations and purchase money Indebtedness at any time, and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

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(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g) Indebtedness related to letters of credit backstopping trade payables, real estate leases and otherwise incurred in the ordinary course of business, in an aggregate outstanding face amount not to exceed in aggregate One Million Five Hundred Thousand Dollars ($1,500,000);

(h) (i) unsecured Indebtedness of Parent issued pursuant to one or more Note Offering(s) prior to the Closing Date, (ii) unsecured Indebtedness of Parent in an aggregate amount up to Fifty Million Dollars ($50,000,000) issued pursuant to a Note Offering after the Closing Date, the gross proceeds of which are used substantially concurrently with the receipt thereof to fund the Additional Consideration (under and as defined in the Closing Date Acquisition Agreement as in effect on the Effective Date) and (iii) additional unsecured Indebtedness of Parent issued pursuant to a Note Offering after the Closing Date, the Net Proceeds of which are immediately applied to make a mandatory prepayment of the Term Loan; in each of sub-clauses (ii) and (iii) so long as (A) the maturity date of such Indebtedness is no earlier than the date that is one hundred eighty (180) days following the Stated Maturity Date, (B) no Subsidiary of Parent shall guarantee any such Indebtedness, (C) prior to the incurrence thereof, Borrower shall have delivered evidence satisfactory to Administrative Agent demonstrating compliance with the financial covenants set forth in Section 7.15 herein on a pro forma basis, and (D) the terms and conditions of such additional unsecured Indebtedness shall be acceptable to Administrative Agent;

(i) Indebtedness consisting of the bona fide financing of insurance premiums or self-insurance obligations (which must be commercially reasonable and consistent with insurance practices generally) that does not exceed One Million Five Hundred Thousand Dollars ($1,500,000);

(j) Indebtedness (i) among the Loan Parties subject to the subordination terms set forth in Section 13.18 hereof, (ii) of any Subsidiary that is not a Loan Party owed to a Loan Party that is a Permitted Investment, (iii) of any Loan Party that is unsecured and owed to any Subsidiary that is not a Loan Party and (iv) of any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party; provided that, if any such Indebtedness exceeds Two Hundred and Fifty Thousand ($250,000) for each transaction or Seven Hundred and Fifty Thousand Dollars ($750,000) in the aggregate for all such transactions at any time, then, in the case of the foregoing (x) clause (i), not later than the Closing Date, the Loan Parties shall enter into an intercompany note to evidence such Indebtedness and deliver such intercompany note to Administrative Agent as Collateral, (y) clause (ii), any notes or other instruments evidencing such Indebtedness are pledged and delivered to Administrative Agent as Collateral and (z) clause (iii), such Indebtedness shall be subordinated to the Obligations hereunder in form and substance satisfactory to Administrative Agent;

(k) Deposits or advances received from customers in the ordinary course of business;

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(l) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Parent or any Subsidiary in the ordinary course of business;

(m) Indebtedness consisting of the obligation to pay rent when due under real property leases entered into in the ordinary course of business so long as such Indebtedness is not overdue;

(n) surety bonds and similar Indebtedness entered into in the ordinary course of business;

(o) Indebtedness not otherwise permitted herein in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding; and

(p) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (o) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, Parent or any of its Subsidiaries, as the case may be.

“Permitted Investments” are:

(a) Investments disclosed on Schedule 1.5 hereto and existing on the Effective Date;

(b) Investments consisting of cash and Cash Equivalents of the Loan Parties;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of Deposit Accounts if Administrative Agent has (or is not required to have pursuant to the terms of this Agreement) a first priority perfected security interest in each such Deposit Account;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, (ii) loans to employees, officers or directors relating to the purchase of equity securities of Parent or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Parent’s board of directors, and (iii) other loans or arrangements in the ordinary course of the Parent’s business that does not to exceed, in the aggregate for clauses (i), (ii) and (iii), Three Hundred Fifty Thousand Dollars ($350,000) in each Fiscal Year.

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

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(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Parent or Borrower in any Subsidiary of Parent;

(i) (w) Investments among Loan Parties, (x) Investments by Loan Parties in Subsidiaries that are not Loan Parties, not to exceed in the aggregate Five Hundred Thousand Dollars ($500,000) per fiscal year and not to include any Intellectual Property of any Loan Party, (y) unsecured Investments by non-Loan Party Subsidiaries in Loan Parties constituting Permitted Indebtedness, and (z) Investments by non-Loan Party Subsidiaries in other non-Loan Party Subsidiaries;

(j) (i) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, and (ii) other cash Investments in joint ventures or strategic alliances; provided that, with respect to such Investments under this sub-clause (ii), the aggregate amount of all such cash Investments made during any fiscal year shall not exceed Five Hundred Thousand Dollars ($500,000); and

(k) cash Investments not otherwise permitted herein not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, or (B) non-exclusive licenses for the use of the Intellectual Property of Parent or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Parent or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and Borrower has obtained the consent and acknowledgement of the counterparty to such license for the collateral assignment of such license to Administrative Agent for the benefit of the Lenders.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on Schedule 1.6 hereto or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Parent maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of any Loan Party other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

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(d) Liens securing Indebtedness permitted under clause (g) of the definition of “Permitted Indebtedness”;

(e) Liens of carriers, warehousemen, landlords, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business, securing liabilities which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(h) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Administrative Agent or any Lender a security interest therein;

(i) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with any Loan Party’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6 hereof;

(j) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(k) Permitted Licenses;

(l) security deposits under real property leases that are made in the ordinary course of business;

(m) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws;

(n) encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Parent and its Subsidiaries; and with respect to any real property, (A) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (B) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable laws; and (C) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable laws, which, in the aggregate for (A), (B) and (C), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Parent and its Subsidiaries; and

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(o) Liens not otherwise permitted herein securing obligations not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding and not secured by the Collateral or which Lien is not prior to the Lien of Administrative Agent.

“Permitted Prior Lien” means Liens constituting Permitted Liens under clauses (b), (c), (d), (e), (f), (i), (j) or (l) of the definition of Permitted Liens

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means (a) that certain Pledge Agreement executed and delivered by each Loan Party to Administrative Agent and dated as of the Effective Date, and (b) any other pledge agreement executed and delivered to Administrative Agent from time to time under this Agreement; each as may be amended, restated, supplemented or otherwise modified from time to time.

“Prepayment Fee” has the meaning assigned to such term in Section 2.4 hereof.

“Proceedings” means actions, suits, Claims, investigations, whether at law or in equity or before or by any Governmental Authority or arbitrator, or legal or administrative or arbitration proceedings.

“Product” means any products manufactured, sold, developed, tested or marketed by Parent or any of its Subsidiaries.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by (a) prior to the funding of the Term Loans, determined by dividing the Term Loan Commitment of such Lender by the aggregate Term Loan Commitments of all Lenders or (b) following the funding of the Term Loans, determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and, in each case, can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rescindable Amount” means, with respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (C) the Administrative Agent has for any reason otherwise erroneously made such payment.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, for cause investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (a) prior to the funding of the Term Loan, Lenders holding at least fifty-one percent (51%) of the aggregate Term Loan Commitments, provided that if there are only two (2) Lenders, then Required Lenders hereunder shall mean both of such Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso) and (b) following the funding of the Term Loan, Lenders holding at least fifty-one percent (51%) of the aggregate outstanding principal balance of the Term Loan, provided that if there are only two (2) Lenders, then Required Lenders hereunder shall mean both of such Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

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“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” is either the Chief Executive Officer or Chief Financial Officer of Borrower acting alone.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Solvent” is, with respect to any Person: (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s consolidated liabilities; (b) such Person is not left with unreasonably small capital after the transactions in this Agreement; and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto). For purposes of any representation of Borrower, such determination shall be made on a combined basis.

“Stated Maturity Date” means the third anniversary of the Closing Date.

“Subordinated Debt” is indebtedness incurred by Parent or any of its Subsidiaries subordinated to all Indebtedness of Parent and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Administrative Agent and the Lenders entered into between Administrative Agent, Parent, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Administrative Agent and the Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders. The Term Loan Commitments shall equal the difference of (a) One Hundred Million Dollars ($100,000,000) minus (b) the gross proceeds received under one or more Note Offerings during the period beginning on the Effective Date and ending on the Closing Date, and the allocated Term Loan Commitment of each Lender shall be determined by Administrative Agent on or prior to the Closing Date.

“Total Net Debt to Consolidated EBITDA Ratio” means, as of the last day of any applicable Computation Period, the ratio of (a) Consolidated Funded Indebtedness as of such day, minus Unrestricted Cash, to (b) Consolidated EBITDA for such Computation Period ending on such day.

“Trademarks” means any trademark and servicemark rights and rights in domain names social media accounts, and other indicia of source or origin, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill connected with and symbolized by the same.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” means, as at any date of determination, cash and Cash Equivalents of the Loan Parties subject to a Control Agreement in favor of Administrative Agent as herein provided (and taking into account the applicable grace periods set forth in Section 6.6(a)) and otherwise available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any Lien (other than the Lien granted in favor of Administrative Agent under this Agreement and Permitted Liens pursuant to clause (i) of the definition thereof).

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“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Visionology” means, collectively, Visionology, Inc. and Visionology MSO, Inc., each a Delaware corporation.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

2. LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement, including on the Maturity Date.

2.2 Term Loans.

(a)   Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Closing Date in an aggregate original principal amount equal to the Term Loan Commitments according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term Loan”, and collectively as the “Term Loans”). The Term Loan of each Lender shall be net funded on the Closing Date for original issue discount (OID) of four percent (4.00%). After repayment, no Term Loan may be reborrowed. The obligations of Borrower with respect to the Term Loans and the other Obligations hereunder are joint and several.

(b)   Interest; Amortization; Maturity Date.

(i)     Borrower shall make quarterly payments of interest, in arrears, commencing on the first (1st) Interest Payment Date following the Closing Date, and continuing on the Interest Payment Date of each successive calendar quarter thereafter.

(ii) Borrower shall make quarterly payments of principal on each March 31, June 30, September 30 and December 31 of each year each such quarterly payment in an amount equal to two and one half percent (2.50%) of the original principal amount of the Term Loans funded on the Closing Date.

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(iii)      The balance of the unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date.

2.3 Payment of Interest on the Term Loans.

(a)   Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a per annum rate equal to the interest rate established for the notes issued under the Note Offering prior to the Closing Date less one percent (1.00%) (such rate, the “Interest Rate”), which interest shall be payable quarterly in arrears in accordance with Sections 2.2(b) and 2.3(e). Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding from time to time under such Term Loan through and including the day on which such Term Loan is paid in full.

(b)   Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus three percentage points (3.00%) (and in the case of the Obligations not otherwise being subject to an applicable rate, such Obligations shall accrue interest at a fixed per annum rate equal to the Interest Rate plus three percentage points (3.00%)) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent. Interest accruing at the Default Rate shall be payable on demand.

(c)   360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

(d)   Debit of Accounts. Administrative Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any of its Subsidiaries for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set-off.

(e)   Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to Administrative Agent, for each respective Lender to which such payments are owed, at Administrative Agent’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable in arrears for each calendar quarter then ended on each Interest Payment Date. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without setoff, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

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2.4 Fees. Borrower shall pay to Administrative Agent:

(a)   Prepayment Fee. Borrower agrees to pay to Administrative Agent, for the account of the Lenders, a prepayment fee (“Prepayment Fee”) if all or any portion of the Term Loans are prepaid or repaid or accelerated for any reason (including following an Event of Default but excluding prepayments expressly excepted in the next succeeding sentence). Except with respect to scheduled amortization payments made pursuant to Section 2.2(b)(ii), mandatory repayments made from Consolidated Excess Cash Flow pursuant to Section 2.7(b) or mandatory repayments from insurance proceeds pursuant to Section 2.7(d) (none of which shall require a Prepayment Fee), such Prepayment Fee shall equal:

(i)     subject to sub-clause (ii) below, $0.00, if such prepayment or repayment occurs on or prior to the date that is ninety (90) days following the Closing Date and the Obligations hereunder are Paid in Full;

(ii) three percent (3.00%) of the amount of the Term Loans accelerated, if all or any portion of the Term Loans are accelerated on or prior to the date that is ninety (90) days following the Closing Date;

(iii)      three percent (3.00%) of the amount of the Term Loans prepaid, repaid or accelerated, if such prepayment, repayment or acceleration occurs after the date that is ninety (90) days following the Closing Date but on or prior to the first anniversary of the Closing Date;

(iv)       two percent (2.00%) of the amount of the Term Loans prepaid, repaid or accelerated, if such prepayment, repayment or acceleration occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date;

(v)   one percent (1.00%) of the amount of the Term Loans prepaid, repaid or accelerated, if such prepayment, repayment or acceleration occurs after the second anniversary of the Closing Date but on or prior to the date that is thirty (30) months after the Closing Date; and

(vi)       $0.00, if such prepayment, repayment or acceleration occurs after the date that is thirty (30) months after the Closing Date but prior to the Stated Maturity Date.

The Prepayment Fee, when due hereunder, shall be paid to Administrative Agent, for the account of each Lender in accordance with its Pro Rata Shares.

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(b)   Make-Whole Amount. Borrower agrees to pay to Administrative Agent, for the account of the Lenders, an interest make-whole (“Make-Whole Amount”) if all or any portion of the Term Loans are prepaid, repaid or accelerated for any reason (including following an Event of Default) during the period commencing on the date that is 90 days following the Closing Date (such date, the “Make-Whole Commencement Date”) to and including the first anniversary of the Make-Whole Commencement Date (such date, the “Make-Whole Final Date” and, the period from the Make-Whole Commencement Date to the Make-Whole Final Date, the “Make-Whole Period”). Except with respect to scheduled amortization payments made pursuant to Section 2.2(b)(ii) and mandatory repayments made from Consolidated Excess Cash Flow pursuant to Section 2.7(b) and from insurance proceeds pursuant to Section 2.7(d), such Make-Whole Amount for each prepayment or repayment of the Term Loans shall equal the present value of the amount of all future interest payments that would otherwise accrue on the principal amount of the Term Loans prepaid or repaid from the date of prepayment or repayment, as applicable, to the Make-Whole Final Date, discounted, quarterly on a 90/360 day basis at the Make-Whole Discount Rate (as hereinafter defined). The Administrative Agent shall determine the Make-Whole Amount. As used herein, “Make-Whole Discount Rate” means a discount rate equal to the Treasury Rate plus 0.50%; and “Treasury Rate” means, at any prepayment or repayment date, the yield to maturity as of such prepayment or repayment date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such prepayment or repayment date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Make-Whole Final Date; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided, further, however, that if the period from such redemption date to the Make-Whole Final Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(c)   Lenders’ Expenses. Borrower shall pay upon demand all Lenders’ Expenses (including attorneys’ fees and expenses for due diligence, investigation, documentation and negotiation of this Agreement) incurred through and after the Effective Date.

2.5 Withholding.

(a) Payments received by Administrative Agent or the Lenders from any Loan Party hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires a Loan Party to make any withholding or deduction from any such payment or other sum payable hereunder to Administrative Agent or the Lenders, such Loan Party hereby covenants and agrees that the amount due from such Loan Party with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Administrative Agent or, as applicable, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and such Loan Party shall pay the full amount withheld or deducted to the relevant Governmental Authority; provided, that a Lender that shall have become a Lender pursuant to a Lender Transfer shall be entitled to receive only such additional amounts as such Lender’s assignor would have been entitled to receive pursuant to this Section 2.5. Each Loan Party will, upon request, furnish to Administrative Agent proof reasonably satisfactory to Administrative Agent indicating that such Loan Party has made such withholding payment; provided, however, that such Loan Party need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Parent on terms and conditions reasonably satisfactory to Administrative Agent. The agreements and obligations of each Loan party contained in this Section 2.5 shall survive the termination of this Agreement.

(b) If any Lender is a Foreign Lender, such Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any form prescribed by any applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(c) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the Effective Date.

2.6 Voluntary Prepayment of Term Loans. Borrower may prepay the Term Loans under this Agreement, in whole or in part, subject to the payment of any applicable Prepayment Fee and Make-Whole Amount, from time to time by (i) providing written notice to Administrative Agent of its election to prepay the Term Loans at least three (3) Business Days prior to proposed prepayment date, and (ii) paying to Administrative Agent, for the account of the Lenders, on the date of such proposed prepayment date, an amount equal to the sum of (A) the principal amount of the Term Loans identified in such written notice, together with accrued and unpaid interest thereon to the prepayment date and any applicable Make-Whole Amount, plus (B) any applicable Prepayment Fee in respect of the principal amount of the Term Loans prepaid, plus (C) all other Obligations that are then due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

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2.7 Mandatory Repayments.

(a)   Acceleration of Term Loan. Upon acceleration of the Term Loan on or following the occurrence of an Event of Default, Borrower shall immediately pay to Administrative Agent, for the account of each Lender, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the payment date and any applicable Make-Whole Amount, (ii) any applicable Prepayment Fee, plus (iii) all other Obligations (other than inchoate indemnification obligations), including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(b)   Consolidated Excess Cash Flow. Within one hundred (100) days after the end of each fiscal year of Parent, commencing with the fiscal year ending December 31, 2023, Borrower shall prepay the Term Loans in an aggregate amount equal to fifty percent (50%) of the Consolidated Excess Cash Flow for such fiscal year.

(c)   Indebtedness Issuances. Within one (1) Business Day of the receipt by any Loan Party of proceeds from any incurrence of Indebtedness under clause (h) of the definition of “Permitted Indebtedness”, Borrower shall prepay the Term Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds received therefrom, together with all accrued and unpaid interest thereon through the payment date and any applicable Make-Whole Amount and any applicable Prepayment Fee.

(d)   Insurance Proceeds. To the extent required under Section 6.5, Borrower shall prepay the Term Loans as therein provided, together with any accrued and unpaid interest thereon.

(e)   Each Mandatory Repayment will be applied in the following priority:

(i)     FIRST, to the payment of all Lenders’ Expenses, fees, costs, expenses and indemnities due and owing to Administrative Agent pursuant to the Loan Documents, and any other Obligations owing to Administrative Agent in respect of sums advanced by Administrative Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral;

(ii) SECOND, to the payment of all Lenders’ Expenses, fees, costs, expenses and indemnities due and owing to Lenders in respect of the Term Loans and Term Loan Commitments pursuant to the Loan Documents, pro rata based on each Lender’s respective Pro Rata Share;

(iii)      THIRD, to the payment of all accrued but unpaid interest and any applicable Make-Whole Amount in respect of the Term Loans, pro rata based on each Lender’s Pro Rata Share;

(iv)       FOURTH, to the payment of any applicable Prepayment Fee and principal of the Term Loans, pro rata based on each Lender’s Pro Rata Share;

(v)   FIFTH, to the payment of all other Obligations then due and owing under the Loan Documents; and

(vi)       SIXTH, all remaining amounts shall be retained by Borrower.

2.8 Application of Payments. Except in respect of scheduled amortization payments under Section 2.2(b)(ii) hereof, all amounts required to be paid to principal under the Term Loans (a) shall be applied to the remaining principal amortization payments thereof in inverse order of maturity, (b) shall be subject to the Prepayment Fee, if applicable, and the Make-Whole Amount, if applicable, and (c) shall be accompanied by interest on the principal amount prepaid or repaid through the date of prepayment or payment.

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3. CONDITIONS TO EFFECTIVE DATE AND CLOSING DATE

3.1 Conditions Precedent to Effective Date. Each Lender’s obligation to commit to make (but not fund) a Term Loan is subject to the conditions precedent that Administrative Agent and each Lender shall have received (or shall have consented to in writing waive), in form and substance reasonably satisfactory to Administrative Agent):

(a) this Agreement, the Pledge Agreement, the IP Security Agreement, the Closing Date Acquisition Collateral Assignment Agreement and such other Loan Documents as requested by Administrative Agent prior to the Effective Date, each duly executed by each applicable Loan Party;

(b) [reserved];

(c) a completed Perfection Certificate for each of the Loan Parties (including Borrower and assuming the Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Documents as of the Effective Date);

(d) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Administrative Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or will be terminated or released on or prior to the Closing Date;

(e) UCC financing statements for each appropriate jurisdiction as is necessary, in Administrative Agent’s discretion, to prefect Administrative Agent’s Lien in the Collateral;

(f) [reserved];

(g) [reserved];

(h) a duly executed legal opinion of counsel to each Loan Party dated as of the Effective Date in form and substance reasonably satisfactory to Administrative Agent;

(i) a payoff letter executed by each applicable financing source requested by Administrative Agent and required to be repaid on the Effective Date pursuant to the terms of this Agreement;

(j) a subordination agreement with each applicable financing source or holder of Indebtedness of any of the Loan Parties requested by Administrative Agent that is required to be subordinated to the Obligations pursuant to the terms of this Agreement;

(k) [reserved];

(l) the Organization Documents and good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(m) a copy of resolutions of the governing body for each Loan Party evidencing approval of the Term Loans and other transactions evidenced by the Loan Documents;

(n) duly executed officer’s certificates for each Loan Party certifying as to (i) the incumbency of each Responsible Officer executing each Loan Document and (ii) the documents delivered pursuant to Section 3.1(l) and 3.1(m), in a form reasonably acceptable to Administrative Agent;

(o) the representations and warranties set forth in Section 5 (other than Section 5.13) shall be true, accurate and complete in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respect after giving effect to such materiality qualification) as of the Effective Date provided, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(p) no Default or Event of Default shall exist;

(q) evidence reasonably satisfactory to Administrative Agent that all members, board of directors, governmental, shareholder, material third party consents and other approvals necessary in connection with entering into this Agreement and consummating each of the transactions contemplated hereby to be consummated on the Effective Date have been obtained or waived;

(r) delivery of a duly authorized officer’s certificate, executed by each Loan Party, (i) certifying to matters set forth in clauses (o), (p) and (q) above and (ii) certifying and attaching as to delivery to Administrative Agent of true, correct and complete copies of the Closing Date Acquisition Agreement and each other Closing Date Acquisition Document executed prior to or as of the Effective Date (the Closing Date Acquisition Agreement and all exhibits thereto and each other Closing Date Acquisition Document shall be in form, scope and substance reasonably satisfactory to Administrative Agent)(it being acknowledged that Borrower may deliver the fully executed copies of the Closing Date Acquisition Agreement and each other Closing Date Acquisition Document to be executed on or prior to the Effective Date and the forms of each of the exhibits thereto and other documents identified therein for which forms have been negotiated within five (5) Business Days of the Effective Date and Borrower hereby directs Administrative Agent to append such documents to the officer’s certificate identified in this clause (r));

(s)    Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to Parent and its Subsidiaries under applicable “know your customer” and anti-money laundering rules and regulations and requested by Administrative Agent and Lenders at least five (5) Business Days prior to the Effective Date;

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(t)     such other documents, certificates, instruments, and affidavits as Administrative Agent requested prior to the Effective Date;

(u)   receipt of confirmation by Administrative Agent that all costs, fees and expenses due to any affiliate of Administrative Agent under the Engagement Letter shall have been paid prior to the Effective Date hereof; and

(v)   payment to Administrative Agent, for the account of Administrative Agent and the Lenders, of Lenders’ Expenses as specified in Section 2.4 hereof.

3.2 Conditions Precedent to Closing Date. Each Lender’s obligation to make a Term Loan on the Closing Date is subject to the condition precedent that Administrative Agent and each Lender shall have received (or shall have consented to waive), in form and substance reasonably satisfactory to Administrative Agent):

(a)   (i) the Term Notes, an IP Security Agreement (to the extent any Loan Party has acquired Intellectual Property since the Effective Date required to be included thereon in accordance with the terms of this Agreement), to the extent required hereunder or under the Pledge Agreement, all other Loan Documents, each duly executed by each Loan Party required to be party thereto, as applicable and (ii) an amendment to this Agreement substantially in the form attached hereto as Exhibit F to set forth, among other terms, the Term Loan Commitments of the Lenders on Schedule 1.1, the Interest Rate in Section 2.3(a) hereof, the amortization schedule set forth in Section 2.3(b) hereof, the Stated Maturity Date and the covenant levels for the Total Net Debt to Consolidated EBITDA Ratio and Consolidated Fixed Charge Coverage Ratio set forth in Section 7.15, each as reasonably determined by Administrative Agent in accordance with the terms hereof;

(b)   updated Schedule 5.2 solely to add the Closing Date Acquisition Intellectual Property as owned Intellectual Property, which shall be in form, scope and substance satisfactory to Administrative Agent;

(c)   a completed Perfection Certificate for each of the Loan Parties (and assuming the Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Documents);

(d)   certified copies, dated as of date no earlier than thirty (30) days prior to the Closing Date, of financing statement searches, as Administrative Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Closing Date, will be terminated or released;

(e)   certification that the Borrower is Solvent and Parent and its Subsidiaries, when taken as a whole, are Solvent.

(f)    delivery of an intercompany note evidencing Indebtedness among the Loan Parties, in form and substance reasonably satisfactory to Administrative Agent;

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(g)   a payoff letter executed by each applicable financing source requested by Administrative Agent and required to be repaid on the Closing Date pursuant to the terms of this Agreement;

(h)   a subordination agreement with each applicable financing source requested by Administrative Agent and required to be subordinated to the Obligations pursuant to the terms of this Agreement;

(i)     evidence reasonably satisfactory to Administrative Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender’s loss payable and/or additional insured clauses or endorsements in favor of Administrative Agent, for the ratable benefit of the Lenders;

(j)     the Organization Documents (or certificates of no change) and good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Closing Date;

(k)   a copy of resolutions of the governing body for each Loan Party evidencing approval of the Term Loans and other transactions evidenced by the Loan Documents;

(l)     duly executed original officer’s certificates for each Loan Party certifying as to (i) the incumbency of each Responsible Officer executing each Loan Document and (ii) the documents delivered pursuant to Section 3.2(j) and 3.2(k), in a form reasonably acceptable to Administrative Agent;

(m)       duly executed legal opinions of counsel to each Loan Party dated as of the Closing Date in form and substance reasonably satisfactory to Administrative Agent;

(n)   delivery of a duly authorized original officer’s certificate, executed by each Loan Party, (i) certifying to the satisfaction of the conditions set forth in Section 3.2(e) and Section 3.2(r), (ii) certifying to conditions set forth in Section 3.3(b), (c) and (d) hereof and (iii) certifying and attaching true, correct and complete copies of the executed Closing Date Acquisition Agreement (as in effect on the Effective Date, together with all amendments, supplements or other modifications thereto) and each other executed Closing Date Acquisition Document (as in effect on the Effective Date or in the form in effect on the Effective Date, together with all amendments, supplements or other modifications thereto) (each such document shall be in form, scope and substance satisfactory to Administrative Agent);

(o)   receipt of confirmation by Administrative Agent that all costs, fees and expenses due to any affiliate of Administrative Agent under the Engagement Letter shall have been paid prior to the Closing Date or substantially contemporaneously with the funding of the Term Loan;

(p)   payment to Administrative Agent, for the account of Administrative Agent and the Lenders, of Lenders’ Expenses as specified in Section 2.4 hereof;

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(q)   delivery of (i) all certificates (if any) evidencing any certified Equity Interests pledged to Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated transfer powers attached thereto, and, for Pledged Uncertificated Stock (as defined in the Pledge Agreement), entry into an agreement to grant the Administrative Agent a perfected, first-priority Lien by “control” as defined in Section 8-106 of the UCC; and (ii) to the extent required by the Pledge Agreement, all Pledged Debt, together with duly executed in blank, undated allonges attached thereto;

(r)    evidence that the Closing Date Acquisition shall be consummated, and such Closing Date Acquisition shall only be consummated, substantially contemporaneously with the funding of the Term Loan on the Closing Date in accordance with the terms of the Closing Date Acquisition Agreement (as in effect on the Effective Date or as otherwise amended, supplemented or otherwise modified with the written consent of the Administrative Agent) and each other Closing Date Acquisition Document (as in effect on the Effective Date or in form in effect as of the Effective Date or as otherwise amended, supplemented or otherwise modified with the written consent of the Administrative Agent); and

(s)    evidence that the Common Stock Offering shall have been consummated.

3.3 Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:

(a)   receipt by Administrative Agent of an executed Loan Payment Request Form in the form of Exhibit C attached hereto;

(b)   the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respect after giving effect to such materiality qualification) on the Funding Date of each Term Loan (as if made on such date); provided, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; provided, however, on the Closing Date, the representations and warranties set forth in Section 5.13 shall be true and correct as therein provided;

(c)   (i) there has not been any Material Adverse Change; and (ii) there has not been any Material Adverse Effect (under and as defined in the Closing Date Acquisition Agreement as in effect on the Effective Date);

(d)   no Default or Event of Default shall exist or result from the funding of such Term Loan; and

(e)   payment to Administrative Agent, for the account of Administrative Agent and the Lenders, of Lenders’ Expenses as specified in Section 2.4 hereof.

3.4 Covenant to Deliver. Each Loan Party agrees to deliver to Administrative Agent and the Lenders each item required to be delivered to Administrative Agent under this Agreement as a condition precedent to the Closing Date and the funding of any Term Loan. Each Loan Party expressly agrees that a Term Loan made prior to the receipt by Administrative Agent or any Lender of any such item shall not constitute a waiver by Administrative Agent or any Lender of such Loan Party’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

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3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain the Term Loans, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time five (5) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Administrative Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. Administrative Agent may rely on any telephone notice given by a person whom Administrative Agent reasonably believes is a Responsible Officer or designee.

3.6 Termination of Lenders Term Loan Commitments. Upon the earliest of the following events to occur, the Term Loan Commitments of the Lenders shall terminate:

(a)   the closing of Closing Date Acquisition and the acquisition of the Transferred Assets referred to thereunder is not consummated in accordance with the terms of the Closing Date Acquisition Documents delivered to Administrative Agent on the Effective Date, as may be amended, supplemented or otherwise modified with the written consent of the Administrative Agent; or

(b)   the earlier of (i) the occurrence of a Mandatory Redemption Event (as defined in the Indenture evidencing the Note Offering prior to the Closing Date) or (ii) the Closing Date has not occurred prior to the date that is one hundred eighty-five (185) days following the Effective Date; or

(c)   the Closing Date Acquisition Agreement is terminated prior to the Closing Date; or

(d)   One Hundred Million Dollars ($100,000,000) of gross proceeds is raised under one or more Note Offerings during the period beginning on the Effective Date and ending on or prior to the Closing Date.

3.7 Lender Authorization. Each Lender hereby authorizes and directs Administrative Agent, on its behalf, to execute the amendment in substantially the form attached hereto as Exhibit F.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Loan Party hereby grants Administrative Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Administrative Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If any Loan Party shall acquire a commercial tort claim (as defined in the Code) in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000) or commercial tort claims in an aggregate amount greater than Five Hundred Thousand Dollars ($500,000)(each such commercial tort claim is identified on Schedule 4.1 hereof (which such Schedule shall be updated from time to time by Parent and Administrative Agent promptly upon the commencement of any such commercial tort claim to include future commercial tort claims), such Loan Party shall promptly notify Administrative Agent thereof and grant to Administrative Agent, for the ratable benefit of the Lenders, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Administrative Agent.

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If this Agreement is terminated, Administrative Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate contingent indemnification obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate contingent indemnification obligations), Administrative Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to the applicable Loan Parties.

4.2 Authorization to File Financing Statements. Each Loan Party hereby authorizes Administrative Agent to file financing statements, intellectual property security agreements or this Agreement or take any other action required to perfect Administrative Agent’s security interests in the Collateral, without notice to any Loan Party, with all appropriate jurisdictions and in the United States Patent and Trademark Office or United States Copyright Office to perfect or protect Administrative Agent’s interest or rights under the Loan Documents.

5. REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Administrative Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. Such Loan Party and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and such Loan Party and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, such Loan Party and each of its Subsidiaries has delivered to Administrative Agent a completed perfection certificate and any updates or supplements thereto on or before the Effective Date and on or before the Closing Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Such Loan Party represents and warrants that all the information set forth on the Perfection Certificates pertaining to such Loan Party and each of its Subsidiaries is accurate and complete in all material respects as of the date of delivery of the applicable Perfection Certificate.

The execution, delivery and performance by each Loan Party and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of such Loan Party’s or such Subsidiary’s Organization Documents, (ii) contravene, conflict with, constitute a default under or violate any material Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any Material Agreement by which such Loan Party or any of such Subsidiaries, or their respective properties, is bound. Neither any Loan Party nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default would reasonably be expected to have a Material Adverse Change.

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5.2 Collateral.

(a)   Each Loan Party and each of its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Prior Liens, and each Deposit Account, Securities Account, Commodity Account or other investment account other than the Collateral Accounts or the other investment accounts, if any, of each Loan Party and its Subsidiaries (as of the Effective Date and as of the Closing Date) is set forth on Schedule 5.2(a) hereto and such Loan Party or such Subsidiary has given Administrative Agent notice and taken such actions as are necessary to give Administrative Agent a perfected security interest therein (other than Excluded Accounts) to the extent required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b)   The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Prior Liens.

(c)   As of the Effective Date and as of the Closing Date, except as disclosed on Schedule 5.2(c) hereto (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) nor shall any such third party bailees, in aggregate possess components of Collateral in excess of Five Hundred Thousand Dollars ($500,000).

(d)   All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e)   As of the Effective Date and as of the Closing Date, except as disclosed on Schedule 5.2(e) hereto, no Loan Party owns in fee simple or leases any real property.

(f)    (i) As of the Effective Date, Schedule 5.2(f)(i) sets forth a complete list and a description of (A) all federally registered Intellectual Property owned by each Loan Party and (B) all federally registered Closing Date Acquisition Intellectual Property. For purposes of this Agreement, Closing Date Acquisition Intellectual Property is deemed material owned Intellectual Property of one or more of the Loan Parties, regardless of when Closing Date Acquisition Intellectual Property is acquired by any Loan Party.

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(ii) As of the Effective Date and as of the Closing Date, none of the Intellectual Property owned by any Loan Party is jointly owned with any other person or has been derived, in part or in whole, from the Intellectual Property of any other person, other than the Intellectual Property licensed by the Loan Parties from other parties as described in Schedule 5.2(f)(ii) or as otherwise described in Schedule 5.2(f)(ii). All appropriate employees of, and consultants to, each Loan Party have entered into agreements with such Loan Party pursuant to which all Intellectual Property developed by them on behalf of such Loan Party in the course of their relationships with the Loan Parties has been assigned to and belongs solely, without any restrictions or obligations whatsoever, to the Loan Parties. The Loan Parties have taken all reasonable and practical steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all appropriate employees of each Loan Party or consultants, third party developers or any other persons with access to or knowledge of any Loan Party’s material owned Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, all material Intellectual Property in which any Loan Party has any right, title, or interest.

(iii)      Except as disclosed in Schedule 5.2(f)(iii) as of the Effective Date or, after the Effective Date, as otherwise permitted by this Agreement, no third party has been granted: (A) any license under any material Intellectual Property owned by any Loan Party, other than for non-commercial research purposes, or (B) any right to (sub)license or to an assignment of (including any right of first refusal or other options to license or acquire) any material Intellectual Property owned by any Loan Party.

(iv)       Each Loan Party has good and valid title to all material Intellectual Property owned by such Loan Party, free and clear of any and all Liens, other than Permitted Liens. No royalty or other fee is required to be paid by any Loan Party to any other person in respect of the use of any of the owned material Intellectual Property. To the knowledge of the Loan Parties, no employee of any Loan Party is in violation of any term of any non-disclosure, proprietary rights or similar agreement between such employee and any Loan Party. To the knowledge of the Loan Parties, all material technical information developed by and belonging to, or acquired by, the Loan Parties which has not been copyrighted or patented has been kept confidential and there are no material restrictions on the ability of any Loan Party to use and exploit all rights in such Intellectual Property required in the ordinary course of such Loan Party’s business.

(v)   None of the development, manufacture, marketing, license, sale or use of any product currently sold by any Loan Party or currently under development violates any contract with any person in any material respect or infringes, misuses, misappropriates, dilutes, or otherwise violates any Intellectual Property of any person, nor has any Loan Party received notice of any allegation of the same from any third party.

(vi)       As of the Effective Date, other than as set forth in Schedule 5.2(f)(vi), no license or sub-license has been granted or other contract has been entered into with respect to any of the material Intellectual Property owned by any Loan Party.

(vii)    All maintenance, filing and other fees payable in respect of each Loan Party’s material owned Intellectual Property have been paid by the Loan Parties, on a timely basis, and no Loan Party has received any notice of default in payment of such fees which is currently outstanding.

(g)   (i) The commercialization and the research and development activities of each Loan Party are conducted in compliance with all applicable Laws in each jurisdiction in which such Loan Party conducts any of such activities, including, without limitation, any requirements from the FDA and applicable prescribed good manufacturing practices. No Loan Party has received written notice of any violation of any Laws, or any unsatisfactory results of an inspection or audit of its manufacturing facilities or processes conducted by the FDA or other governmental authority, including any corresponding authority for the European Union, in each case, other than as disclosed to Administrative Agent in writing and not reasonably expected to result in a Material Adverse Change.

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(ii) Each Loan Party has obtained all applicable governmental approvals, including applicable FDA regulatory clearance to conduct clinical trials for its drug candidates and approvals, to commercialize its products and products currently in development in the United States of America, including its territories and possessions, and each Loan Party complies with all such regulatory guidelines, in each case, other than as disclosed to Administrative Agent in writing and not reasonably expected to result in a Material Adverse Change.

5.3 Litigation. As of the Effective Date and as of the Closing Date, except as disclosed on Schedule 5.3 hereto, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against any Loan Party or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000) or a claim for infringement, misuse, misappropriation, dilution, or other violation of any Intellectual Property material to its Business and, to the Knowledge of the Responsible Officers, there are no facts, circumstances, or allegations that would support bringing any such actions, suits, investigations, proceedings, or claims. As of the Effective Date and as of the Closing Date, except as disclosed on such Schedule 5.3, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against any Loan Party or any Subsidiaries involving challenges to the ownership, patentability, validity, or enforceability of any Intellectual Property material to its Business.

5.4 No Material Adverse Change; Financial Statements. All consolidated financial statements for Parent and its Subsidiaries, delivered to Administrative Agent fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the date thereof (subject in the case of unaudited financial statements to normal adjustments and the absence of footnotes), and the consolidated results of operations of Parent and its Subsidiaries. Since December 31, 2021, there has not been a Material Adverse Change.

5.5 Solvency. Borrower is Solvent, and Parent and its Subsidiaries, when taken as a whole, are Solvent.

5.6 Investment Company Act; Public Utility Holding Company Act; Laws, Etc.. Neither any Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Loan Party and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither any Loan Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither any Loan Party nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither any Loan Party nor any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to such Loan Party’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws, except where such failure to be in material compliance could not reasonably be expected to have a Material Adverse Change. Each Loan Party and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted in the ordinary course of business.

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5.7 Compliance Including Anti-Corruption / Anti-Terrorism Compliance; Certain Governmental Authorizations.

(a)   General. Except as would not reasonably be expected to result in a Material Adverse Change, the Business is being conducted in compliance with applicable Laws, Orders and Permits, including Environmental, Health and Safety Laws and the authorizations referenced in Schedule 5.7(a).

(b)   Permits. Each Loan Party and its Subsidiaries have all Permits necessary for the conduct of the Business and those Permits are in full force and effect. No Proceeding is pending or threatened in writing, to revoke, modify, suspend or limit any of those Permits in a manner that would have a materially adverse impact on the Businesses.

(c)   Anti-Corruption Compliance. Neither any Loan Party nor its Subsidiaries have, directly or indirectly: (i) made, offered to make or promised to make any payment or transfer of anything of value, directly or indirectly, to (w) anyone working in an official capacity for any Governmental Authority in violation of any applicable Law, including any employee of any government-owned or controlled entity or public international organization or (x) any political party, official of a political party or candidate for political office, in order to obtain or retain business, or secure any business advantage in violation of the FCPA or any other applicable anti-corruption Laws, (ii) made any unreported political contribution in violation of applicable Law, or (iii) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the anti-corruption law of any other Governmental Authorities applicable to the Loan Parties or their Subsidiaries.

(d) Anti-Terrorism Law. No Loan Party nor any of its Subsidiaries, or any of such Loan Party’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades, or has the purpose of evading or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party nor any of its Subsidiaries, or to the Knowledge of such Loan Party and any of their respective Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

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5.8 Products; Compliance; Medical Regulations.

(a)   Except as would not reasonably be expected to result in an Event of Default or have a material adverse effect on the Businesses, each Loan Party and its Subsidiaries are in compliance with all Laws administered or issued by the FDA or any other applicable Medical Product Regulator. Each Product, where required by Laws applicable thereto, is manufactured and marketed under a valid market authorization issued by the FDA. Each Medical Product is manufactured and marketed in accordance with current Good Manufacturing Practices applicable ISO sections, USP formularies, and, where applicable, other regulatory requirements:

(i)     No materially false information has been submitted, nor has any significant omission been made, in any products application or products-related submission to the FDA or any other Governmental Authority by or, on behalf of a Loan Party.

(ii) All market authorizations, documents and related documents for each Medical Product are in material compliance with applicable Laws administered or promulgated by the FDA or other applicable regulator and the FDA or other applicable Medical Product.

(iii)      As of the Effective Date and as of the Closing Date, Regulator has not indicated any intent to limit, suspend or revoke the market authorizations, approvals or clearances or materially changing the marketing classification or labeling of any Product.

(iv)       All pre-clinical and clinical studies, if any, conducted by any Loan Party and its Subsidiaries related to each Medical Product have been in accordance with recognized good clinical and good laboratory practices and are in material compliance with applicable Laws administered or promulgated by the FDA or other applicable Regulator regarding pre-clinical and clinical studies.

(v)   Each Loan Party and its Subsidiaries have obtained all necessary regulatory approvals from all Governmental Authorities (whether foreign or domestic) related to each Product required in any jurisdiction where that Medical Product is manufactured, marketed, sold or used.

(vi)       Each Loan Party and its Subsidiaries are in material compliance with applicable Laws regarding manufacturing requirements, including the testing of incoming materials, in process product, equipment validation and maintenance, complaint file requirements, complaint investigation requirements, process validation, document retention, change controls, and batch file documentation.

(vii)    As of the Effective Date and as of the Closing Date, each Loan Party and its Subsidiaries have never received notice of a death, serious injury, or reportable adverse event for which it was required to file a report with FDA.

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(viii) To the best of its knowledge, each Loan Party and its Subsidiaries are not aware of any acts that furnish a reasonable basis for an Untitled Letter, FDA Form 483, Warning Letter or Section 305 Notice (each of those terms, as used in FDA practice), or other similar communication from the FDA, other than as disclosed to Administrative Agent in writing and not reasonably be expected to result in a Material Adverse Change.

(ix)       No consent decree has been entered against any Loan Party or its Subsidiaries under the FDCA or similar or corresponding consent decrees in other foreign jurisdiction.

(b)   Absence of Product Liability Claims. As of the Effective Date and as of the Closing Date, no written product liability claims have been received by any Loan Party or its Subsidiaries or have been threatened alleging any liability as a result of any defect or other deficiency with respect to any Product.

(c)   Compliance with Health Care Laws. Each Loan Party and its Subsidiaries are operating and for the past five (5) years have operated in material compliance with all applicable Health Care Laws. Neither any Loan Party nor its officers, directors and personnel are in violation of or, to the Knowledge of such Loan Party, being investigated for violation of any material Health Care Laws by which any of them is bound or to which any business activity or professional services performed by that Person is subject.

(d)   Exclusion of the Loan Parties from Federal Health Care Programs. Each Loan Party and its Subsidiaries are not and have not been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or otherwise excluded or threatened to be excluded from any of those programs or similar programs in the U.S. or other jurisdictions.

(e)   Exclusion of Personnel from Federal Health Care Programs. Neither any Loan Party, its Subsidiaries, nor any of its current directors and executive officers are, or ever have been, designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(f)    Fraud and Abuse. Each Loan Party and its Subsidiaries are operating and during the past five (5) years have operated in compliance with all applicable material Health Care Laws with respect to compensation arrangements, ownership interests or other relationships between referral sources and referral recipients. Neither any Loan Party, its Subsidiaries nor any of their current directors, officers, employees, independent contractors or authorized Representatives has, directly or indirectly, during the past five (5) years, (i) offered or paid any remuneration (in cash or in kind) to or made any financial arrangements with any past, present or potential supplier, contractor, customer or other Person in a position to refer, recommend or arrange for the referral of business (a “Referral Source”) to illegally obtain any referrals or other business or payments from that Person, (ii) given or agreed to give any illegal gift or gratuitous payment (whether in money, property or services) to that Referral Source or (iii) made or agreed to make any illegal contribution, gift or gratuitous payment (whether in money, property or services) to, or for the private use of any Governmental Authority or any governmental official, employee or agent, in each case, in violation of an applicable Health Care Law.

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(g)   Permits Constituting Certain Licenses. Each individual employed by a Loan Party and its Subsidiaries who is required to be licensed by any material Health Care Law to perform the duties that individual performs for such Loan Party currently holds a valid license from each Governmental Authority that requires that individual to hold that kind of license.

5.9 Investments. No Loan Party nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.10    Tax Returns and Payments; Pension Contributions. Parent and each of its Subsidiaries has timely filed all required U.S. Federal and state income tax returns and other material tax returns and reports, and Parent and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Parent and such Subsidiaries in an amount greater than Fifty Thousand Dollars ($50,000), in all jurisdictions in which Parent or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Parent and each of its Subsidiaries, may defer payment of any contested taxes, provided that Parent or such Subsidiary (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Administrative Agent and Lenders of the commencement of, and any material development in, the proceeding; and (c) maintains adequate reserves or other appropriate provisions on the books of Parent or such Subsidiary, as applicable, in accordance with GAAP and which do not involve, in the reasonable judgment of Administrative Agent, any risk of the sale, forfeiture or loss of any of the Collateral material to its Business. No Loan Party nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of such Loan Party or such Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by a Loan Party or its Subsidiaries in an amount greater than Fifty Thousand Dollars ($50,000). Parent and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Parent nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Parent or its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.11    Use of Proceeds. Borrower shall use the proceeds of the Term Loans solely to fund the Closing Date Acquisition on the Closing Date and to pay fees and expenses incurred in connection with the Closing Date Acquisition, and not for personal, family, household, or agricultural or any other purposes.

5.12    Full Disclosure. No written representation, warranty or other statement of Parent or any of its Subsidiaries in any certificate or written statement given to Administrative Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Administrative Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower or, as applicable Parent in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

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5.13    Closing Date Acquisition Documents and the Closing Date Acquisition. All transactions related to the Closing Date Acquisition shall be consummated in all material respects in accordance with applicable laws and in accordance with the terms of the Closing Date Acquisition Documents. As of the Closing Date, neither any Loan Party, nor to any Loan Party’s knowledge any other party thereto, shall be in default or breach of any Closing Date Acquisition Documents and all representations and warranties set forth therein shall be true and correct in all material respects as therein stated.

6. AFFIRMATIVE COVENANTS

Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following (provided, however, with respect to the items in Section 6.2 below, Borrower shall do all of the following therein):

6.1 Government Compliance.

(a)   Other than as expressly permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which such Loan Party or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)   Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by such Loan Party and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Administrative Agent for the ratable benefit of the Lenders, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a)   Deliver to Administrative Agent and each Lender:

(i)     as soon as available, but in any event (i) no later than forty-five (45) days after the last day of each quarter (or, if earlier, five (5) days after the date (if required) to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a unaudited consolidated and consolidating balance sheet, income statement, shareholders’ equity and cash flow statement covering the consolidated operations of Parent and its Subsidiaries for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting the financial condition, income statement, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, all in a form reasonably acceptable to Administrative Agent;

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(ii) as soon as available, but in any event (i) no later than ninety (90) days after the last day of Fiscal Year of Parent most recently ended (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Administrative Agent in its reasonable discretion (such financial statements shall contain balance sheet, income statement, shareholders’ equity and cash flows for such Fiscal Year);

(iii)      as soon as available after approval thereof by Parent’s board of directors, but no later than the earlier of ten (10) days after such approval and sixty (60) days after the last day of Parent’s Fiscal Year, Parent’s annual (A) financial projections and (B) budget, in each case, for the entire current fiscal year as approved by Parent’s board of directors; provided that, any revisions to such projections and/or budget approved by Parent’s board of directors shall be delivered to Administrative Agent and the Lenders no later than seven (7) days after such approval);

(iv)       within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made generally available to any Loan Party’s security holders or holders of Subordinated Debt; provided, however, the foregoing may be subject to such exclusions and redactions as Parent (after consultation with its external legal counsel) deems reasonably necessary, in the exercise of its good faith judgment, in order to (i) preserve the confidentiality of highly sensitive information, or (ii) protect attorney client privilege;

(v)   within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC;

(vi)       as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by Parent or its Subsidiaries (other than an Excluded Account), which statements may be provided to Administrative Agent and each Lender by Borrower or directly from the applicable institution(s);

(vii)    prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to any Loan Party’s business or otherwise could reasonably be expected to have a Material Adverse Change;

(viii) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect any Loan Party’s Intellectual Property and (B) could reasonably be expected to result in a Material Adverse Change;

(ix)       written notice within five (5) days after (A) any Loan Party’s creation of a New Subsidiary in accordance with the terms of Section 6.10) or (B) any Loan Party registering or filing any application or other document with a governmental or other authority regarding any Intellectual Property;

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(x)   written notice at least ten (10) days’ prior to (A) any Loan Party adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in assets or property of Parent or any of its Subsidiaries), (B) any Loan Party changing its jurisdiction of organization, (C) any Loan Party changing its organizational structure or type, (D) any Loan Party change its legal name, or (E) changing any organizational number (if any) assigned by any Loan Party’s jurisdiction of organization;

(xi)       upon any Loan Party becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;

(xii)    immediate notice if Parent or such Subsidiary has Knowledge that Parent, Borrower, or any Subsidiary or Affiliate of Parent or Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xiii) notice of any commercial tort claim with an expected value in excess of Two Hundred Fifty Thousand Dollars ($250,000) and of the general details thereof;

(xiv)   prompt delivery of (and in any event within two (2) Business Days) after entry in any amendments, supplements or waivers to any Closing Date Acquisition Document or any Subordinated Debt or after receipt of any non-ministerial notices or other non-ministerial material communications delivered to or received from the sellers under any Closing Date Acquisition Document or from any holder of Subordinated Debt;

(xv)     if Parent or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number; and

(xvi)   other information as reasonably requested by Administrative Agent or any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)   Concurrently with the delivery of the financial statements specified in Section 6.2(a)(ii) above but in any event no later than ninety (90) days after the last day of the Fiscal Year of Parent, deliver to the Administrative Agent and each Lender a duly completed Compliance Certificate signed by a Responsible Officer. Further, concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but in any event no later than forty-five (45) days after the last day of each quarter, deliver to Administrative Agent and each Lender:

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(i)     a duly completed Compliance Certificate signed by a Responsible Officer;

(ii) an updated Perfection Certificate to reflect any amendments, modifications and updates to certain information in the Perfection Certificate after the Effective Date;

(iii)      copies of any material Governmental Approvals obtained by Parent or any of its Subsidiaries;

(iv)       written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(v)   written notice of any litigation or governmental proceedings pending or threatened (in writing) against Parent or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Parent or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000) in aggregate; and

(vi)       written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate in any calendar year.

(c)   Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause Parent and each of its Subsidiaries to, allow, at the sole cost of Borrower, Administrative Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing. Notwithstanding the foregoing, upon request of Administrative Agent, Borrower agrees to permit Administrative Agent (accompanied by any Lender at Lender’s sole cost and expense unless an Event of Default has occurred and is then continuing, in which case at Borrower’s sole cost and expense) to communicate with Borrower’s accounting firm with respect to the consolidated financial statements delivered hereunder, provided that Borrower receives written notice at least three (3) Business Days in advance of such communication to the extent reasonably practicable (but in no event less than one (1) Business Day absent an Event of Default), and Borrower is given a reasonable opportunity to cause an officer of Parent to be present during any such communication (and Parent hereby directs its accounting firm to discuss such matters with Administrative Agent and Lenders in accordance with this clause (c)).

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.

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6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file (or obtain timely extensions for) all required U.S. federal and state income tax returns and other material tax returns and reports in an aggregate amount greater than Three Hundred Fifty Thousand Dollars ($350,000) and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Parent or its Subsidiaries in an aggregate amount greater than Three Hundred Fifty Thousand Dollars ($350,000), except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Administrative Agent and each Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Keep Parent’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Parent’s and its Subsidiaries’ industry and location and as Administrative Agent may reasonably request, including, but not limited to, D&O insurance and product liability insurance reasonably satisfactory to Administrative Agent. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Administrative Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Administrative Agent as lender loss payee and waive subrogation against Administrative Agent, and all liability policies shall show, or have endorsements showing, Administrative Agent, as additional insured. Administrative Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Administrative Agent, that it will give Administrative Agent thirty (30) days’ prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Administrative Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Administrative Agent’s option, be payable to Administrative Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within 180 days of receipt thereof up to Five Hundred Thousand Dollars ($500,000) with respect to any loss, but not exceeding One Million Dollars ($1,000,000), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Administrative Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Administrative Agent, be payable to Administrative Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Parent or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Administrative Agent may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Administrative Agent or such Lender deems prudent.

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6.6 Operating Accounts.

(a)   Borrower shall provide Administrative Agent ten (10) days’ prior written notice (or such shorter time period as agreed to by the Administrative Agent in writing) before Parent or any of its Subsidiaries establishes or acquires a Collateral Account (other than an Excluded Account). At all times after the date that is 90 days after the Closing Date (or such later date as agreed to in writing by the Administrative Agent), for each Collateral Account (other than an Excluded Account) that Parent or any of its Subsidiaries, at any time maintains (whether by acquisition or otherwise), Borrower, Parent or such Subsidiary shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Administrative Agent’s Lien in such Collateral Account in accordance with the terms hereunder within ten (10) Business Days (or such later date agreed to in writing by Administrative Agent) after the establishment or, as applicable, acquisition of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Administrative Agent. During such ten (10) Business Day (or such later date agreed to in writing by Administrative Agent) period when a Collateral Account is not subject to a Control Agreement, amounts maintained in all Collateral Accounts (other than Excluded Accounts) not subject to a Control Agreement shall not exceed in the aggregate Five Hundred Thousand Dollars ($500,000).

(b)   Neither Parent nor any of its Subsidiaries shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Section 6.6.

6.7 Protection of Intellectual Property Rights. Parent and each of its Subsidiaries shall: (a) protect, defend and maintain the ownership, patentability, validity, and enforceability of its Intellectual Property that is material to its Business; (b) promptly advise Administrative Agent in writing of any non-frivolous (as determined in good faith) challenge to the ownership, patentability, validity, or enforceability of its Intellectual Property that is material to its Business or any infringement, misuse, misappropriation, dilution, or other violation by a third party of its Intellectual Property that is material to its Business; and (c) not allow any Intellectual Property material to its Business to be abandoned, forfeited or dedicated to the public without Administrative Agent’s prior written consent.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Administrative Agent and the Lenders, without expense to Administrative Agent or the Lenders, Parent and each of Parent’s officers, employees and agents and Loan Party’s Books, to the extent that Administrative Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Administrative Agent or any Lender with respect to any Collateral or relating to Borrower or any other Loan Party.

6.9 Landlord Waivers; Bailee Waivers. In the event that any Loan Party or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, following prompt notice thereof to Administrative Agent, at Administrative Agent’s election, Borrower shall use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Administrative Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be; provided that this Section 6.9 shall not apply to any locations owned or controlled by any unaffiliated contract research organization.

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6.10    Creation/Acquisition of Subsidiaries. In the event any Loan Party creates or acquires any Subsidiary after the Effective Date or any Excluded Subsidiary ceases to constitute an Excluded Subsidiary in accordance with the definition thereof, such Loan Party shall promptly notify Administrative Agent of such creation or acquisition or, as applicable, such change in entity status, and such Loan Party shall take all actions reasonably requested by Administrative Agent to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement or a Subsidiary that ceases to constitute an Excluded Subsidiary in accordance with the definition thereof): promptly and in any event with three (3) Business Days thereof, (i) if such New Subsidiary is not an Excluded Subsidiary, to cause such New Subsidiary to become a Guarantor hereunder; and (ii) to grant and pledge to Administrative Agent a perfected security interest in 100% of the stock, units or other evidence of ownership constituting Collateral held by a Loan Party of any such New Subsidiary which is organized under the laws of the United States, and 65% of the stock, units or other evidence of ownership held by a Loan Party of any such New Subsidiary which is not organized under the laws of the United States.

6.11    Further Assurances. Execute any further instruments, including promissory notes, and take further action as Administrative Agent or any Lender reasonably requests to perfect or continue Administrative Agent’s Lien in the Collateral or to effect the purposes of this Agreement, including without limitation, permit Administrative Agent or any Lender to meet with executive officers of any Loan Party during regular business hours (not more frequently than twice per year unless an Event of Default is continuing) to discuss such Loan Party’s business and prospects.

7. NEGATIVE COVENANTS

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, license, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers (i) of Inventory in the ordinary course of business; (ii) of worn-out, surplus, uneconomic or obsolete Equipment; (iii) cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement, (iv) sales or discounting of delinquent accounts in the ordinary course of business; or (v) other Transfers (excluding Intellectual Property material to the Businesses) for fair market value on fair and reasonable terms that are no less favorable to Parent or such Subsidiary that would be obtained in an arm’s length transaction with a non-affiliated Person that do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate during the term of this Agreement; and (b) Permitted Liens, Permitted Investments and Permitted Licenses.

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7.2 Changes in Business, Management, Ownership, or Business Locations; Fundamental Changes. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by such Loan Party as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve, except that any Subsidiary may liquidate or dissolve so long as the assets or business of such Subsidiary are transferred (x) in the case of a Subsidiary that is a Loan Party, to another Loan Party and (y) in the case of a Subsidiary that is not a Loan Party, to a Loan Party or another Subsidiary; or (c) permit any Key Person to cease to be actively engaged in the management of Parent or Borrower unless written notice thereof is provided to Administrative Agent and each Lender within ten (10) days after such cessation. No Loan Party shall, without at least ten (10) days’ prior written notice to Administrative Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in assets or property of Parent or any of its Subsidiaries); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Issuance of Equity Interests; Mergers and Consolidations. Issue any Equity Interests (including any Disqualified Equity Interests or preferred Equity Interests), except (a) Parent may issue common Equity Interests if such issuance would not result in a Change of Control; and (b) Parent may issue Disqualified Equity Interests or preferred Equity Interests if, prior to the issuance thereof (in respect of this clause (b)) Borrower shall deliver to Administrative Agent evidence satisfactory to Administrative Agent, that immediately before and after such issuance Borrower is in compliance with the financial covenants set forth in Section 7.15 hereof and such issuance would not result in an Event of Default. Merge or consolidate with another Person, except (a) a Subsidiary of Parent may merge or consolidate into Borrower provided Borrower is the surviving legal entity or (b) a Subsidiary of Parent may merge or consolidate into another Subsidiary (other than Borrower) provided that if the merging Subsidiary is a Guarantor, such surviving Subsidiary is a Guarantor hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder, and in either such case, so long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Prior Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Administrative Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting a Loan Party, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

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7.7 Restricted Payments. Pay any dividends (other than dividends payable solely in Equity Interests constituting common stock or membership interests, in either such case, not constituting Disqualified Equity Interests and not resulting in a Change of Control) or make any distribution or payment in respect of or redeem, retire or purchase any Equity Interests, other than: (i) (A) the payment of dividends to a Loan Party or (B) the payment of dividends by a Subsidiary that is not a Loan Party to a Subsidiary that is not a Loan Party, (ii) so long as no Default or Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of common Equity Interests, (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided in each case that such repurchases and payments do not exceed Three Hundred Thousand Dollars ($300,000) in the aggregate per fiscal year and (iv) payments related to share withholdings for individual taxes related to vested restricted stock units (RSUs), options and other equity grants made to employees, as permitted under the Borrower’s 2017 Incentive Stock and Awards Plans, as amended as of Effective Date, and required under certain of Parent’s equity grants and employment agreements, in each case as in effect on the Effective Date, and provided that prior to making any payments under this sub-clause (iv), Borrower delivers evidence reasonably satisfactory to Administrative Agent that, immediately prior to and immediately after making any such payment, the Loan Parties have Unrestricted Cash in an amount of not less than twenty-five percent (25%) of the then outstanding principal amount of the Term Loan.

7.8 Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Parent or any of its Subsidiaries, except for (a) Transactions among Loan Parties, (b) transactions that are in the ordinary course of Parent’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Parent or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (c) Subordinated Debt or common equity investments (that do not give rise to the issuance of Disqualified Equity Interests or a Change of Control) by Parent’s investors in Parent or Visionology’s investors in Visionology, and (d) compensation arrangements for officers, directors and employees that are customary in the Borrower’s industry and approved by Parent’s board of directors.

7.10    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, and for the sake of clarity, to which Administrative Agent has approved, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Administrative Agent and the Lenders, without the written consent of Administrative Agent.

7.11    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, if the violation could reasonably be expected to have a Material Adverse Change; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Parent or any of its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

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7.12    Compliance with Anti-Terrorism Laws and Anti-Corruption Laws. Neither any Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither any Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Neither any Loan Party nor any of its Subsidiaries shall, directly or indirectly, use the proceeds of the Term Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 (as amended or replaced), the UK Bribery Act of 2010 (as amended or replaced) or other similar anti-corruption legislation in other applicable jurisdictions.

7.13    Material Agreements; Closing Date Acquisition Documents.

(a)   Except as provided in clause (b) below, neither Parent nor any of its Subsidiaries shall, without the consent of Administrative Agent, (i) enter into a Material Agreement or (ii) materially amend a Material Agreement, in each case if such action would materially and adversely affect the interests of Borrower or any other Loan Party, Administrative Agent or any Lender.

(b)   Neither Parent nor any of its Subsidiaries shall, without the consent of Administrative Agent, amend, modify or otherwise alter (or suffer to be amended, modified or altered) any Closing Date Acquisition Document other than non-material amendments or modifications not adverse to Borrower, any Loan Party, Administrative Agent or any Lender.

7.14    Fiscal Year. Neither Parent nor any of its Subsidiaries shall change its fiscal year, which as of the Effective Date ends on December 31 of each year.

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7.15    Financial Covenants.

(a)   Total Net Debt to Consolidated EBITDA Ratio. Not permit the Total Net Debt to Consolidated EBITDA Ratio as of the last day of any Computation Period set forth in the table below to be greater than the Total Net Debt to Consolidated EBITDA Ratio set forth opposite such Computation Period in the table below:

Computation Period	Total Net Debt to Consolidated EBITDA Ratio

After the Administrative Agent has determined the aggregate Total Commitments hereunder, the covenant levels to be identified in this clause (b) shall be determined by the Administrative Agent prior to the Closing Date based on the Management Model and reflecting a 25% cushion.

(b)   Consolidated Fixed Charge Coverage Ratio. Not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Computation Period set forth in the table below to be less than the Consolidated Fixed Charge Coverage Ratio set forth opposite such Computation Period in the table below:

Computation Period	Consolidated Fixed Charge Coverage Ratio

After the Administrative Agent has determined the aggregate Total Commitments hereunder and the Interest Rate has been actually fixed, the covenant levels to be identified in this clause (b) shall be determined by the Administrative Agent prior to the Closing Date based on Management Model and reflecting a 25% cushion.

7.16    Post-Closing Obligations. Failure of Borrowers to deliver to Administrative Agent:

(a) On or before the date that is ninety (90) days following the Closing Date (or such later date agreed to in writing by Administrative Agent), duly executed Control Agreement for each Collateral Account (other than any Excluded Account), each in form and substance satisfactory to Administrative Agent.

(b) On or before the date that is one hundred twenty (120) days following the Closing Date (or such later date agreed to in writing by Administrative Agent), duly executed landlord waivers for each leased property requested by the Administrative Agent in accordance with Section 6.9 on or prior to the Closing Date.

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8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal on any Term Loan within two (2) Business Days after the date on which it is due (which two (2) Business Day grace period shall not apply to payments due on the Maturity Date), or (b) pay any interest or any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date); or

8.2 Covenant Default.

(a)   Any Loan Party or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or in Section 7 (Negative Covenants); or

(b)   Any Loan Party, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured in the reasonable and good faith judgment of Parent, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within such thirty (30) day period or cannot after diligent attempts by such Loan Party or such Subsidiary, as applicable, be cured within such thirty (30) day period, and such default is likely to be cured, as determined by Parent in good faith judgment in consultation with Administrative Agent, within a reasonable time, then the Loan Parties shall have an additional period (which shall not in any case exceed thirty (30) days)(which, together with the above noted thirty (30) day cure period shall not exceed sixty (60) days from the occurrence of such Event of Default) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period); or

8.3 [Reserved]; or

8.4 Attachment; Levy; Restraint on Business.

(a)   (i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or any of its Subsidiaries or of any entity under control of a Loan Party or its Subsidiaries on deposit with any institution at which a Loan Party or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against a Loan Party or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

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(b)   (i) any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party or any of its Subsidiaries from conducting any material part of its business; or

8.5 Insolvency. (a) Any Loan Party or any of its Subsidiaries ceases to be Solvent or becomes not Solvent; (b) any Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and not dismissed or stayed within sixty (60) days; or

8.6 Other Agreements. There is (a) a default or event of default by Borrower under any Closing Date Acquisition Document that would reasonably be expected to result in a Material Adverse Change; (b) a default in any agreement to which any Loan Party or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness or other obligations in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that would reasonably be expected to have a Material Adverse Change; (c) any default under a Material Agreement that permits the counterparty thereto to accelerate the payment obligations thereunder if such payment obligations are in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000); or (d) a revocation of a Material Agreement which would reasonably be expected to cause a Material Adverse Change; or

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance) shall be rendered against any Loan Party or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof; or

8.8 Misrepresentations. Any Loan Party or any of its Subsidiaries or any Person acting for such Loan Party or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Administrative Agent and/or Lenders or to induce Administrative Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made; or

8.9 Subordinated Debt. Any default or breach occurs (after giving effect to any grace or cure period) under any subordination, intercreditor, or other similar agreement with Administrative Agent or the Lenders with respect to Indebtedness of any Loan Party, or any creditor that has signed such an agreement with Administrative Agent or the Lenders breaches any material terms of such agreement; or

8.10    Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty after giving effect to any applicable grace or cure period; or

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8.11    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any part of the Liens purported to be created thereby; or any Loan Party (or any Person by, through or on behalf of a Loan Party) contests in any manner contents in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

8.12    Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or would reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ, or other Governmental Authority initiates a Regulatory Action or any other enforcement action against any Loan Party or any of its Subsidiaries or any supplier of any Loan Party or any of its Subsidiaries that causes such Loan Party or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products that (i) for each individual product, constitute trailing twelve months revenues (in accordance with GAAP) to such Loan Party and its Subsidiaries of at least One Million Dollars ($1,000,000), or (ii) in the aggregate for all such products, constitute trailing twelve months revenues (in accordance with GAAP) to the Loan Parties and their respective Subsidiaries of at least (A) Two Million Five Hundred Thousand Dollars ($2,500,000), or (B) 5.0% of the total trailing twelve month revenue for the Loan Parties and their respective Subsidiaries, whichever is greater, in each case even if such action is based on previously disclosed conduct; (ii) the FDA issues a warning letter or Regulatory Action to a Loan Party or any of its Subsidiaries with respect to any of its activities or products which would reasonably be expected to result in a Material Adverse Change; (iii) any Loan Party or any of its Subsidiaries conducts a mandatory or voluntary recall which would reasonably be expected to result in liability and expense to such Loan Party or any of its Subsidiaries of Five Million Dollars ($5,000,000) or more (after giving effect to any insurance proceeds received by or confirmed by the applicable insurance company to be issued to the Loan Parties in connection with such event); (iv) any Loan Party or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ, or other Governmental Authority that would reasonably be expected to result in aggregate liability as to any single or related series of transactions, incidents or conditions, of Five Million Dollars ($5,000,000) or more (after giving effect to any insurance proceeds received by or confirmed by the applicable insurance company to be issued to the Loan Parties in connection with such event) or that would reasonably be expected to result in a Material Adverse Change even if such settlement agreement is based on previously disclosed conduct; (v) any Loan Party or any of its Subsidiaries fails to make adequate progress remediating observations identified in an FDA Form 483 notice of inspection observation to Administrative Agent’s or, if agreed by Administrative Agent and Borrower, a qualified third party’s reasonable satisfaction, within six months of receipt; or (vi) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that would reasonably be expected to result in a Material Adverse Change; or

8.13    Lien Priority; Intellectual Property. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected first priority Lien (to the extent required by this Agreement or any other Loan Document) on any portion of the Collateral purported to be secured thereby, subject to no prior or equal Lien other than Permitted Prior Liens. Any Intellectual Property material to any Loan Party’s business shall cease to be validly owned or licensed by such Loan Party free and clear of any Liens other than Permitted Liens; or

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8.14    Change of Control. A Change of Control occurs.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a)   Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and at the direction of the Required Lenders, shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Administrative Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Administrative Agent and/or the Lenders; but notwithstanding the foregoing, if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Administrative Agent and/or the Lenders shall be immediately terminated without any action by Administrative Agent or the Lenders.

(b)   Without limiting the rights of Administrative Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to, without notice or demand, and upon the direction of the Required Lenders shall, do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) apply to the Obligations any (A) balances and deposits of any Loan Party that Administrative Agent or any Lender holds or controls, or (B) any amount held or controlled by Administrative Agent or any Lender owing to or for the credit or the account of any Loan Party; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to any Loan Party commencing any Insolvency Proceeding.

(c) Without limiting the rights of Administrative Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to, without notice or demand, and upon the direction of the Required Lenders shall, do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Administrative Agent considers advisable, notify any Person owing Loan Party money of Administrative Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Loan Party shall assemble the Collateral if Administrative Agent requests and make it available in a location as Administrative Agent reasonably designates. Administrative Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Administrative Agent a license to enter and occupy any of its premises, without charge, to exercise any of Administrative Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Administrative Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Loan Party’s and each of its Subsidiaries’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Section 9.1, each Loan Party’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Administrative Agent, for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Administrative Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of each Loan Party’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of a Loan Party or any of its Subsidiaries; and

(vii) subject to Sections 9.1(a) and (b), exercise all rights and remedies available to Administrative Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Administrative Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

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9.2 Power of Attorney. Each Loan Party hereby irrevocably appoints Administrative Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Loan Party’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign such Loan Party’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Administrative Agent determines reasonable; (d) make, settle, and adjust all claims under such Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Administrative Agent or a third party as the Code or any applicable law permits. Each Loan Party hereby appoints Administrative Agent as its lawful attorney-in-fact to sign such Loan Party’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Administrative Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Administrative Agent and the Lenders are under no further obligation to make extend Term Loans hereunder. Administrative Agent’s foregoing appointment as such Loan Party’s or any of its Subsidiaries’ attorney in fact, and all of Administrative Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Administrative Agent’s and the Lenders’ obligation to provide Term Loans terminates.

9.3 Protective Payments. If any Loan Party or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Administrative Agent may obtain such insurance or make such payment, and all amounts so paid by Administrative Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Administrative Agent will make reasonable efforts to provide Borrower with notice of Administrative Agent obtaining such insurance or making such payment prior to the time it is obtained or paid (the failure by Administrative Agent to so notify Borrower shall not constitute a breach hereunder by Administrative Agent). No such payments by Administrative Agent are deemed an agreement to make similar payments in the future or Administrative Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of any Loan Party or any of its Subsidiaries of all or any part of the Obligations, and, as between such Loan Party on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses due and owing to Administrative Agent and fees, costs, expenses and indemnities due and owing to Administrative Agent pursuant to the Loan Documents, and any other Obligations owing to Administrative Agent to preserve or protect Collateral or to preserve or protect its security interests in Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts) and the Make-Whole Amount, if any; third, to the Prepayment Fee and principal amount of the Obligations outstanding; and fourth, to any other Obligations of any Loan Party owing to Administrative Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Administrative Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by any Loan Party. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Administrative Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Administrative Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Administrative Agent and other Lenders for purposes of perfecting Administrative Agent’s security interest therein.

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9.5 Liability for Collateral. So long as Administrative Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Administrative Agent and the Lenders, Administrative Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Administrative Agent or any Lender, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Administrative Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Administrative Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Administrative Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Administrative Agent or any Lender of one right or remedy is not an election, and Administrative Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Administrative Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

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9.7 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Administrative Agent or any Lender on which Borrower or any Subsidiary is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon receipt of an acknowledgment from the intended recipient (such as by “return receipt requested” function, as available, return email, or other written acknowledgment) if sent via electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Administrative Agent, Lender, Borrower or any Guarantor may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower or any Guarantor:	Harrow Health, Inc.
102 Woodmont Blvd., Suite 610
Nashville, TN 37205
Attention: Andrew R. Boll
Email:

with a copy (which shall not constitute notice) to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
Attention: Elle McCulty
E-mail:

If to Administrative Agent:	B. Riley Commercial Capital, LLC
11100 Santa Monica Blvd., Ste 800
Los Angeles, CA 90025
Attn: General Counsel
Telephone: (310) 966-1444
Email:

with a copy (which shall not constitute notice) to:	Duane Morris LLP
1540 Broadway
New York, New York 10036
Attn: James T. Seery
Telephone: (973) 424-2088
Email:

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11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1    Waiver of Jury Trial. EACH OF EACH LOAN PARTY, ADMINISTRATIVE AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG A LOAN PARTY, ADMINISTRATIVE AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG SUCH LOAN PARTY, ADMINISTRATIVE AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2    Governing Law and Jurisdiction.

(a)   THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)   Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Administrative Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party (or any property of a Loan Party) in the court of any other jurisdiction Administrative Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)   Service of Process. Each Loan Party irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such Loan Party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)   Non-exclusive Jurisdiction. Nothing contained in this Section 11.2 shall affect the right of Administrative Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12. GUARANTY AGREEMENT

12.1    The Guaranty.

(a)   Each of the Guarantors hereby jointly and severally guarantees to Administrative Agent and each of the other holders of the Obligations as hereinafter provided, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

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(b)   Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, any Swap Contracts or the other documents relating to the Guaranteed Obligations, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

12.2    Obligations Unconditional.

(a)   The obligations of the Guarantors under Section 12.1 are joint and several, absolute and unconditional, irrespective of the value, validity, or enforceability of any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by any Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 12 until such time as the Guaranteed Obligations have been paid in full and the commitments relating thereto have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)     at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein, shall be done or omitted;

(iii)      the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein, shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(iv)       any Lien granted to, or in favor of, Administrative Agent or any other holder of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Administrative Agent or any other holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

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12.3    Reinstatement. The obligations of the Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify Administrative Agent and each other holder of the Guaranteed Obligations on demand for all reasonable costs and expenses (including reasonable fees, charges and disbursements of any law firm or other counsel) incurred by Administrative Agent or any other such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.4    Certain Additional Waivers. Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 12.2 and through the exercise of rights of contribution pursuant to Section 12.6.

12.5    Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and Administrative Agent and the other holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Loan Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

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12.6    Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under any applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Guaranteed Obligations have been paid in full.

12.7    Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 12 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12.8    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Section 12 by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 12, or otherwise under this Agreement, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the commitments relating thereto have expired or terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

13. GENERAL PROVISIONS

13.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may transfer, pledge or assign this Agreement or any rights or obligations under it without Administrative Agent’s prior written consent (which may be granted or withheld in Administrative Agent’s discretion). Each Lender have the right, without the consent of or notice to Borrower or any Guarantor, to sell, transfer, assign, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, such Lender’s Term Commitments, Term Loans, obligations, rights, and benefits under this Agreement and the other Loan Documents to an Eligible Assignee. “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, and (c) any other Person (other than a natural person) approved in writing (which may include email) by Administrative Agent; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any Person that is an operating company in the business of selling, marketing, manufacturing or that sells, markets, manufactures products in competition with Borrower (such an operating company, a “Competitor Operating Company”) and (y) any Affiliate of a Competitor Operating Company that is clearly identifiable as such on the basis of such Affiliate’s name or otherwise and such Affiliate is itself a Competitor Operating Company, in each of clauses (x) and (y), as determined by Administrative Agent in its good faith discretion. Notwithstanding the going, in no event shall any Person that is a debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or other debt securities, capital market investments and/or similar extensions of credit and investments (equity or otherwise) in the ordinary course of business shall constitute a Competitor Operating Company. Any such assignment shall be made pursuant to a customary assignment agreement acceptable to Administrative Agent among the assigning Lender, the prospective Lender and Administrative Agent. Notwithstanding the foregoing to the contrary, no Lender Transfer may be made to a Loan Party or an Affiliate of a Loan Party. Each Lender also has the right, without the consent of or notice to Borrower or any Guarantor, to pledge its rights and benefits under this Agreement and the other Loan Documents to any of its financing sources and lenders from time to time.

13.2    Indemnification. Each Loan Party agrees to indemnify, defend and hold Administrative Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Administrative Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Administrative Agent, and/or the Lenders and any Loan Party (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of any Loan Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. This Section 13.2 survive the termination of this Agreement.

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13.3    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.4    Correction of Loan Documents. Administrative Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.5    Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by any Loan Party or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, the applicable Loan Party, Administrative Agent and the Required Lenders provided that:

(i)     no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Administrative Agent shall be effective without Administrative Agent’s written consent or signature; and

(iii)      no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (which shall include, without limitation, any amendment or waiver to Section 2 of this Agreement, any conditions thereunder, or the definition of Interest Payment Date); (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan or any other Obligations (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 13.5 or the definitions of the terms used in this Section 13.5 insofar as the definitions affect the substance of this Section 13.5; (F) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release any Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Administrative Agent securing the Obligations; or (I) amend any of the provisions of Section 13.5. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

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(b)   Other than as expressly provided for in Section 13.5(a)(i)-(iii), Administrative Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c)   This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents. For the avoidance of doubt, this Agreement and the Loan Documents do not supersede the obligations of Parent to B. Riley Securities, Inc. under the Engagement Letter.

Notwithstanding the foregoing, each Lender hereby consents and directs the Administrative Agent to complete the information needed in the amendment attached hereto as Exhibit F and execute and deliver such amendment on behalf of such Lender.

13.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.7    Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of each Loan Party in Section 13.2 to indemnify each Lender and Administrative Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run and the confidentiality provisions in Section 13.8 below shall survive as therein provided.

13.8    Confidentiality. In handling any confidential information of Borrower or any other Loan Party, the Lenders and Administrative Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) to such Lender’s and Administrative Agent’s Subsidiaries, Affiliates and Related Persons (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to prospective transferees (other than those identified in (a) above) constituting Eligible Assignees or purchasers of any interest in the Term Loans constituting Eligible Assignees (provided, however, the Lenders and Administrative Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Administrative Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Administrative Agent reasonably considers appropriate in exercising remedies under the Loan Documents; (f) between and among the Lenders and the Administrative Agent; and (g) to third party service providers of the Lenders and/or Administrative Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and Administrative Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Administrative Agent’s possession when disclosed to the Lenders and/or Administrative Agent, or becomes part of the public domain after disclosure to the Lenders and/or Administrative Agent at no fault of the Lenders or Administrative Agent; or (ii) is disclosed to the Lenders and/or Administrative Agent by a third party, if the Lenders and/or Administrative Agent does not know that the third party is prohibited from disclosing the information. Administrative Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement for a period of two years. The agreements provided under this Section 13.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 13.8.

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13.9    Right of Set Off. Each Loan Party hereby grants to Administrative Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Administrative Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Administrative Agent or the Lenders or any entity under the control of Administrative Agent or the Lenders (including an Administrative Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Administrative Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower or any of the other Loan Parties even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SUCH LOAN PARTY.

13.10      Cooperation of Loan Parties. If necessary, Borrower shall (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Term Loan to an assignee in accordance with Section 13.1, (ii) make Borrower’s, Parent’s or any other Loan Party’s management available to meet with Administrative Agent and prospective participants and assignees of Term Loan Commitments (which meetings with prospective participants and assignees shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Administrative Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower, Parent or any other Loan Party as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 13.8, each Loan Party authorizes each Lender and the Administrative Agent to disclose to any Eligible Assignee that is a prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s or the Administrative Agent’s possession concerning Borrower, such Loan Party and its and their respective Subsidiaries and its and their financial affairs which has been delivered to such Lender or the Administrative Agent by or on behalf of Borrower or such Loan Party pursuant to this Agreement, or which has been delivered to such Lender or the Administrative Agent by or on behalf of Borrower or such Loan Party in connection with such Lender’s credit evaluation of Borrower, Parent and its Subsidiaries prior to entering into this Agreement. To the extent requested by Administrative Agent or a Lender, each other Loan Party agrees to assist Administrative Agent or such Lender as herein provided.

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13.11      Public Announcement. Each Loan Party hereby agrees that Administrative Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, with the consent of Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use such Loan Party’s name, tradenames and logos.

13.12      Administrative Agent and Lender Agreement. Administrative Agent and each Lender hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Each Loan Party acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

13.13      Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.14      Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree that, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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13.15      U.S. PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Loan Parties shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

13.17      Multiple Borrowers.

(a)   Agent. Each Borrower hereby irrevocably appoints Parent as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loans and receiving account statements and other notices and communications to Borrower (or any of them) from Administrative Agent or any Lender. Administrative Agent may rely, and shall be fully protected in relying, on any request for the Term Loans, disbursement instruction, report, information or any other notice or communication made or given by Parent, whether in its own name or on behalf of one or more of the other Borrowers, and Administrative Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrowers as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrower’s obligations hereunder be affected thereby.

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(b)   Waivers. Each Borrower hereby waives: (i) any right to require Administrative Agent or any Lender to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Administrative Agent or any Lender or any Indebtedness of Administrative Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Administrative Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever (other than Payment in Full of the Obligations) of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Administrative Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Administrative Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower, any other Loan Party or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower, any other Loan Party or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full in cash, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon Administrative Agent or any Lender for repayment or recovery of any amount or amounts received by Administrative Agent or a Lender in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Administrative Agent or a Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Administrative Agent, such Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by Administrative Agent or such Lender with any such claimant (including without limitation any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and each Borrower shall be and remain liable to Administrative Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Administrative Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives (until Payment in Full of the Obligations) all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)   Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Administrative Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Administrative Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrower or any endorsers or guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Administrative Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Obligations, is secured, or is due and payable. Each Borrower consents and agrees that Administrative Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Except as otherwise provided in Section 9.5, each Borrower further consents and agrees that Administrative Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, Administrative Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

(d)   Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Administrative Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Administrative Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Administrative Agent to furnish to it any information now or hereafter in Administrative Agent’s possession concerning the same or any other matter.

13.18      Subordination. All Indebtedness of a Loan Party now or hereafter arising held by another Loan Party is subordinated to the Obligations and the Loan Party holding the Indebtedness shall take all actions reasonably requested by Administrative Agent to effect, to enforce and to give notice of such subordination.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

HARROW HEALTH, INC.

HARROW IP, LLC

By:	/s/ Mark L. Baum
Name:	Mark Baum
Title:	CEO

HARROW EYE, LLC

By:	/s/ John Saharek
Name:	John Saharek
Title:	President

[Signature Page to Loan and Security Agreement]

GUARANTORS:

VISIONOLOGY EQUITY, LLC

By:	/s/ Mark Baum
Name:	Mark L. Baum
Title:	CEO

IMPRIMISRX, LLC
IMPRIMIS NJOF, LLC
IMPRIMISRX NJ, LLC

By:	/s/ John Saharek
Name:	John Saharek
Title:	President

VISIONOLOGY, INC.
VISIONOLOGY MSO, INC.

By:	/s/ Mark Baum
Name:	Mark L. Baum
Title:	Executive Chair

[Signature Page to Loan and Security Agreement]

ADMINISTRATIVE AGENT:

B. RILEY COMMERCIAL CAPITAL, LLC

By:	/s/ Philip J. Ahn
Name:	Philip J. Ahn
Title:	Chief Financial Officer

LENDERS:

B. RILEY COMMERCIAL CAPITAL, LLC

By:	/s/ Philip J. Ahn
Name:	Philip J. Ahn
Title:	Chief Financial Officer

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

	Term Loans
Lender	Term Loan Commitment	Commitment Percentage
B. Riley Commercial Capital, LLC	TBD	100.00%

TOTAL	$TBD	100.00%

Schedules of Loan Parties

1.2	Excluded Accounts
1.4	Indebtedness on the Effective Date
1.5	Investments on the Effective Date
1.6	Liens on the Effective Date
4.1	Commercial Tort Claims
5.2(a)	Deposit Accounts, Securities Accounts, Commodities Accounts, Etc.
5.2(c)	Collateral with Bailee and Third Parties
5.2(e)	Real Estate
5.2(f)(i)	Intellectual Property
5.2(f)(ii)	Jointly Owned Intellectual Property
5.2(f)(iii)	Third-Party Grants in Intellectual Property
5.2(f)(vi)	Licenses or Sublicenses in Intellectual Property
5.3	Litigation
5.7	Regulatory Compliance

EXHIBIT A

Description of Collateral

The Collateral consists of all right, title and interest of each Loan Party in and to the following of its property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property and, for the avoidance of doubt, all Closing Date Acquisition Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Loan Party’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include: (i) more than sixty five percent (65%) of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary if Borrower demonstrates to Administrative Agent’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary creates a present and existing adverse tax consequence to the applicable Loan Party under the U.S. Internal Revenue Code; (ii) any equipment that is subject to a Permitted Prior Lien and the loan agreement or lease relating to such equipment forbids any Liens to be attached to such equipment other than a purchase money security interest and only to the extent so prohibited during the term of such lease or loan agreement; (iii) any lease, license, contract, property rights, joint venture interests, or agreement to which such Loan Party is a party or any of its rights or interests thereunder, in each case, if and only if, and solely to the extent that, the grant of a security interest therein shall constitute or result in a breach, termination, default, abandonment, unenforceability or invalidity thereunder or thereof or under the agreement governing such property or interests (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided that immediately upon the time at which the consequences described in the foregoing clause shall no longer exist, the Collateral shall include, and each Loan Party shall be deemed to have granted a security interest in, all right, title and interest of such Loan Party in such lease, license, contract, property rights, joint venture interests, or agreement; provided, further, that no Closing Date Acquisition Document shall be excluded from Collateral, (iv) Motor Vehicles for which certificates of title have been issued, (v) Equity Interests in any entity that constitutes an Excluded Subsidiary pursuant to clause (a) of the definition thereof, and (vi) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

EXHIBIT B

Administrative Agent and Lender Terms

1. Appointment of Administrative Agent.

(a) Each Lender hereby appoints B. Riley Commercial Capital, LLC (together with any successor Administrative Agent pursuant to Section 7 of this Exhibit B) as Administrative Agent under the Loan Documents and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Administrative Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as administrative agent and as collateral agent for each Lender for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Lenders with respect to the Borrower, any other Loan Party and/or the Collateral, whether under the Loan Documents, applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by any Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Exhibit B to the extent provided by Administrative Agent.

(c) Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “Administrative Agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by B. Riley Commercial Capital, LLC or any of its Affiliates in any capacity.

2. Binding Effect; Use of Discretion; E-Systems.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Administrative Agent or Required Lenders(or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b) If Administrative Agent shall request instructions from Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Required Lenders or all affected Lenders, as the case may be, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Administrative Agent, be contrary to any Law or any Loan Document, (ii) if such action would, in the opinion of Administrative Agent, expose Administrative Agent to any potential liability under any Law or (iii) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under any Loan Document in accordance with the instructions of Required Lenders or all affected Lenders, as applicable.

(c) Administrative Agent is hereby authorized by each Loan Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Administrative Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Each Loan Party and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and each Loan Party and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Administrative Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

3. Administrative Agent’s Reliance, Etc. Administrative Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Loan Party hereby waives and shall not assert (and each Loan Party shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Administrative Agent expressly set forth herein. Without limiting the foregoing, Administrative Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or Knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders, provided that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Administrative Agent based thereon.

4. Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Affiliate of Borrower as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5. Lender Credit Decision; Administrative Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and the other Loan Parties and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Administrative Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Administrative Agent or its Related Persons (a “Administrative Agent Report”). Each Lender further acknowledges that any Administrative Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Administrative Agent Report, (b) was prepared by Administrative Agent or its Related Persons based upon information provided by Borrower solely for Administrative Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Administrative Agent or its Related Persons regarding the operations and condition of Borrower. Neither Administrative Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Administrative Agent Report or in any related documentation, (iii) the scope or adequacy of Administrative Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Administrative Agent Report or in any related documentation, and (iv) any work performed by Administrative Agent or Administrative Agent’s Related Persons in connection with or using any Administrative Agent Report or any related documentation. Neither Administrative Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Administrative Agent Report. Without limiting the generality of the forgoing, neither Administrative Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Administrative Agent Report, or the appropriateness of any Administrative Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Administrative Agent Report or disclose to any Lender any other information not embodied in any Administrative Agent Report, including any supplemental information obtained after the date of any Administrative Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Administrative Agent or its Related Persons that in any way relates to any Administrative Agent Report or arises out of any Lender having access to any Administrative Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Administrative Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Administrative Agent Report or any discussion of its contents.

6. Indemnification. Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Administrative Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Law, Administrative Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Administrative Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Administrative Agent. Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Administrative Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B. This Section 6 of Exhibit B shall survive the termination of the Agreement.

7. Successor Administrative Agent. Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, after 30 days after the date of the retiring Administrative Agent’s notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Effective immediately upon its resignation, (a) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (c) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents, and (d) subject to its rights under Section 2(b) of this Exhibit B, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents. Borrower agrees to negotiate in good faith with any successor Administrative Agent with respect to any administrative fees to be paid to such successor Administrative Agent.

8. Release of Collateral. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Guarantor if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b) any Lien held by Administrative Agent for the benefit of itself and the Lenders against (i) any Collateral that is sold or otherwise disposed of by a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and each Loan Party, upon (A) termination of all of the Term Loan Commitments, (B) Payment in Full in cash of all of the Obligations that Administrative Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, and (C) to the extent requested by Administrative Agent, receipt by Administrative Agent and Lenders of liability releases from each Loan Party in form and substance acceptable to Administrative Agent (the satisfaction of the conditions in this clause (iii), the “Termination Date”).

9. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable requirement of law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Administrative Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10. Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a) Advances; Payments. If Administrative Agent receives any payment with respect to a Term Loan for the account of Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Administrative Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Administrative Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Administrative Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) Return of Payments.

(i)     If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Administrative Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c) Non-Funding Lenders.

(i) Unless Administrative Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Administrative Agent such Lender’s Pro Rata Share of such Term Loan, Administrative Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 2(b) of this Exhibit B, and Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have made such amount available to Administrative Agent, such Lender and Borrower severally agree to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Administrative Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Administrative Agent made available such amount to Borrower had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Administrative Agent, the amount so repaid shall constitute such Lender’s portion of such Term Loan for purposes of this Agreement.

(ii) To the extent that any Lender has failed to fund any Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Administrative Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lender” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in Administrative Agent’s sole discretion (but Administrative Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Administrative Agent.

(d) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Administrative Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

11. Certain ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the Effective Date (or, with respect to any Person that becomes a Lender after the Effective Date, as of the date such Person becomes a Lender party to this Agreement), and (ii) covenants, from the Effective Date (or, with respect to any Person that becomes a Lender after the Effective Date, from the date such Person becomes a Lender party to this Agreement) to the date such Person ceases being a Lender party to this Agreement, in each case, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments, or this Agreement; (B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement; (C) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14, and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) subclause (A) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with subclause (D) in the immediately preceding clause (a), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Collateral Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent nor the Collateral Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

12. Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.